Filed Pursuant to Rule 424(b)(3)
Registration No. 333-267098

PROSPECTUS

FISCALNOTE HOLDINGS, INC.

Up to 76,401,937 Shares of Class A Common Stock

Up to 11,000,000 Shares of Class A Common Stock Issuable Upon the Exercise of Warrants

Up to 7,000,000 Warrants

This prospectus relates to the issuance by us of up to an aggregate of 11,000,000 shares of our Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”), issuable upon the exercise of 7,000,000 private placement warrants (the “Private Warrant Shares”) originally issued in a private placement in connection with the initial public offering of Duddell Street Acquisition Corp. (“DSAC”) at a price of $1.00 per warrant, which are exercisable at an effective price per share of $7.32 (the “Private Warrants”). This prospectus also relates to the offer and sale from time to time by (a) the selling stockholders named in this prospectus (including their permitted transferees, donees, pledgees and other successors-in-interest) (collectively, the “Selling Stockholders”) of up to an aggregate of 76,401,937 shares of Class A Common Stock, consisting of (i) up to 4,946,600 shares of Class A Common Stock underlying awards held by affiliates of FiscalNote Holdings, Inc. (“FiscalNote” or the “Company”), consisting of (x) 4,792,344 shares issuable upon the exercise of options with a weighted-average exercise price of $2.84 per share and (y) 154,256 shares of Class A Common Stock issuable upon the vesting of restricted stock units, (ii) up to 8,290,921 shares of Class A Common Stock issuable upon conversion or transfer of shares of Class B Common Stock, par value $0.0001 per share (the “Class B Common Stock”), held by affiliates of FiscalNote, which were originally issued to holders of Legacy FiscalNote (as defined below) common stock and automatically converted into the right to receive a number of shares of FiscalNote common stock in connection with the Business Combination (as defined below), (iii) up to 13,721,944 shares of Class A Common Stock held by affiliates of FiscalNote, which were originally issued to holders of Legacy FiscalNote common and preferred stock and automatically converted into the right to receive a number of shares of FiscalNote Class A Common Stock in connection with the Business Combination, (iv) up to 11,000,000 Private Warrant Shares, (v) up to 3,142,857 shares of Class A Common Stock (the “Public Warrant Shares” and, together with the Private Warrant Shares, the “Warrant Shares”) issuable upon the exercise of 2,000,000 public warrants (the “Sponsor Public Warrants” and, together with the Private Warrants, the “Sponsor Warrants”) which were among the 8,750,000 public warrants originally issued in the initial public offering of DSAC at a price per unit of $10.00 with each unit consisting of one DSAC share and one-half of a Public Warrant, which are exercisable at an effective price per share of $7.32 (the “Public Warrants” and, together with the Private Warrants, the “Warrants”), (vi) up to 28,963,731 shares of Class A Common Stock held by Duddell Street Holdings Limited (the “Sponsor”) and its affiliates consisting of (A) up to 11,408,314 shares of Class A Common Stock issued to certain affiliates of the Sponsor pursuant to the Backstop Agreement (as defined below), originally issued at a price of $10.00 per share, (B) up to 8,804,752 Bonus Shares (as defined below) of Class A Common Stock issued to affiliates of the Sponsor for agreeing not to redeem DSAC’s Class A ordinary shares in connection with the Business Combination and pursuant to the Backstop Agreement, (C) up to 4,375,000 shares of Class A Common Stock originally issued to the Sponsor for an aggregate purchase price of approximately $0.005 per share (the “Founder Shares”), (D) up to 4,000,000 shares of Class A Common Stock originally issued in the initial public offering of DSAC at a price per unit of $10.00 with each unit consisting of one DSAC share and one-half of a Public Warrant, and (E) up to 375,665 shares of Class A Common Stock issued to affiliates of the Sponsor in connection with the conversion of a convertible note in the aggregate principal amount of $3,000,000, resulting in a price of approximately $7.99 per share, and (vii) up to 6,335,884 earn-out shares of Class A Common Stock, including shares of Class A Common Stock reserved for issuance of earn-out restricted stock units (the “Earnout Shares”), which are issuable upon the occurrence of certain triggering events based upon the trading price of our Class A Common Stock (each, a “Triggering Event”) on or before the fifth anniversary of the closing of the Business Combination (as defined below) (collectively, the “Shares”) and (b) the selling warrant holders named in this prospectus (including their permitted transferees, donees, pledgees and other successors-in-interest) (collectively, the “Selling Warrant Holders” and, together with the Selling Stockholders, the “Selling Securityholders”) of up to 7,000,000 Private Warrants.

We are registering the securities for resale pursuant to the Selling Securityholders’ registration rights under certain agreements between us and the Selling Securityholders. Our registration of the securities covered by this prospectus does not mean that the Selling Securityholders will offer or sell any of the Shares or Private Warrants registered hereby. The Selling Securityholders may offer, sell or distribute all or a portion of the Shares or Private Warrants registered hereby publicly or through private transactions at prevailing market prices or at negotiated prices. We provide more information about how the Selling Securityholders may sell the Shares or Private Warrants in the section entitled “Plan of Distribution.”

We will not receive any proceeds from the sale of the Shares or Private Warrants by the Selling Securityholders pursuant to this prospectus, except with respect to amounts received by us upon exercise of the Sponsor Warrants to the extent such Sponsor Warrants are exercised for cash, which amount of aggregate proceeds, assuming the exercise of all Sponsor Warrants for cash, could be up to approximately $103.5 million. We believe the likelihood that warrant holders will exercise their Warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the market price of our Class A Common Stock. If the market price for our Common Stock is less than $7.32 per share, we believe the warrant holders will be less likely to exercise their Warrants. On September 15, 2023, the closing price of our Class A Common Stock on the NYSE was $2.16 per share. In the event the market price of our Class A Common Stock is below the exercise price of our Warrants, we are unlikely to receive any proceeds from the exercise of our Warrants in the near future, if at all. See the section entitled “Risk Factors.”

Given the significant number of our shares of Class A Common Stock that were redeemed in connection with the Business Combination, the number of shares of Class A Common Stock that the Selling Securityholders can sell into the public markets pursuant to this prospectus exceeds our current public float. As a result, significant near-term resale of shares of our Class A Common Stock pursuant to this prospectus could have a significant, negative impact on the trading price of our shares of Class A Common Stock since the number of shares of Class A Common Stock that the Selling Securityholders can sell into the public markets pursuant to this prospectus would constitute a considerable increase to our current public float. This impact may be heightened by the fact that, as described above, certain of the Selling Securityholders purchased shares of our Class A Common Stock at prices that are well below the current trading price of our Class A Common Stock. The 76,401,937 shares that may be resold and/or issued into the public markets pursuant to this prospectus represent approximately 40% of the shares of our Class A Common Stock outstanding as of September 1, 2023 (assuming the exercise of all derivative securities for which underlying shares are registered for resale hereunder, the vesting of restricted stock registered for resale hereunder and the achievement of all Triggering Events).

We will pay the expenses, other than underwriting discounts and commissions and expenses incurred by the Selling Securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Securityholders in disposing of the securities, associated with the sale of securities pursuant to this prospectus.

Our Class A Common Stock and Public Warrants are currently listed on the New York Stock Exchange (“NYSE”) and trade under the symbols “NOTE” and “NOTE.WS”, respectively. On September 15, 2023, the closing price of our Class A Common Stock was $2.16 per share and the closing price of our Public Warrants was $0.24 per Public Warrant.

We are an “emerging growth company” and a “smaller reporting company” under the federal securities laws and are subject to reduced public company reporting requirements.

INVESTING IN OUR SECURITIES INVOLVES RISKS THAT ARE DESCRIBED IN THE “RISK FACTORS” SECTION BEGINNING ON PAGE 3 OF THIS PROSPECTUS AND IN ANY PROSPECTUS SUPPLEMENT, AND IN ANY OTHER DOCUMENT INCORPORATED BY REFERENCE HEREIN OR THEREIN

You should rely only on the information contained in or incorporated by reference into this prospectus. No one has been authorized to provide you with different information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 15, 2023.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. Under this shelf registration process, the Selling Securityholders may, from time to time, sell the securities offered by them described in this prospectus. We will not receive any proceeds from the sale by such Selling Securityholders of the securities offered by them described in this prospectus. This prospectus also relates to the issuance by us of the shares of Class A Common Stock issuable upon the exercise of the Private Warrants. We will not receive any proceeds from the sale of shares of Class A Common Stock underlying the Sponsor Warrants pursuant to this prospectus, except with respect to amounts received by us upon the exercise of the Sponsor Warrants for cash. We believe the likelihood that warrant holders will exercise their Warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the trading price of our shares of Class A Common Stock. If the trading price for our shares of Class A Common Stock is less than $7.32 per share, we believe holders of our Warrants will be unlikely to exercise their Warrants. See the section entitled “Risk Factors.”

Neither we nor the Selling Securityholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Securityholders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the Selling Securityholders will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the sections of this prospectus entitled “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

On July 29, 2022 (the “Closing Date”), DSAC, now known as FiscalNote Holdings, Inc. (“FiscalNote”), consummated a business combination (such consummation, the “Closing”) pursuant to that certain Agreement and Plan of Merger, dated as of November 7, 2021, by and among DSAC, Grassroots Merger Sub Inc., a wholly owned subsidiary of DSAC (“Merger Sub”), and FiscalNote Intermediate Holdco, Inc. (formerly FiscalNote Holdings, Inc.) (“Legacy FiscalNote”) (as amended, supplemented and/or restated from time to time, including by the First Amendment to Agreement and Plan of Merger, dated as of May 9, 2022, the “Business Combination Agreement”). Pursuant to the terms of the Business Combination Agreement, DSAC effected a deregistration under the Cayman Islands Companies Act (As Revised) and a domestication under Section 388 of the Delaware General Corporation Law, as amended (the “DGCL”), pursuant to which DSAC’s jurisdiction of incorporation was changed from the Cayman Islands to the State of Delaware (the “Domestication”), and, on the terms and subject to the conditions set forth in the Business Combination Agreement and in accordance with the DGCL, Merger Sub merged with and into Legacy FiscalNote, with Legacy FiscalNote surviving the merger (the “Merger”) as a wholly owned subsidiary of DSAC (the “Business Combination”). In addition, in connection with the consummation of the Business Combination, DSAC was renamed “FiscalNote Holdings, Inc.”

Unless the context indicates otherwise, references in this prospectus to the “our company,” “FiscalNote,” “we,” “us,” “our” and similar terms refer to FiscalNote Holdings, Inc. and its consolidated subsidiaries (including Legacy FiscalNote). References to “DSAC” refer to our predecessor company prior to the consummation of the Business Combination.

i

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements regarding, among other things, the plans, strategies and prospects, both business and financial, of FiscalNote. We have based these forward-looking statements on our current expectations and projections about future events. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Generally, statements that are not historical facts, including statements concerning possible or assumed future actions, business strategies, events or results of operations, are forward-looking statements. These statements may be preceded by, followed by or include the words “believes”, “estimates”, “expects”, “projects”, “forecasts”, “may”, “will”, “should”, “seeks”, “plans”, “scheduled”, “anticipates” or “intends” or similar expressions. The forward-looking statements are based on projections prepared by, and are the responsibility of, our management. RSM US LLP, our independent auditor, has not examined, compiled or otherwise applied procedures with respect to the accompanying forward-looking financial information presented herein and, accordingly, expresses no opinion or any other form of assurance on it. Our audited financial statements for the years ended December 31, 2022 and 2021, incorporated by reference into this prospectus, relate only to our historical financial information. It does not extend to the forward-looking information and should not be read as if it does. Forward-looking statements contained in this prospectus include, but are not limited to, statements about:

•	our ability to effectively manage our growth;

•	changes in our strategy, future operations, financial position, estimated revenue and losses, forecasts, projected costs, prospects and plans;

•	our future capital requirements;

•	demand for our services and the drivers of that demand;

•	our ability to provide highly useful, reliable, secure and innovative products and services to our customers;

•	our ability to attract new customers, retain existing customers, expand our products and service offerings with existing customers, expand into geographic markets or identify areas of higher growth;

•

our ability to successfully identify acquisition opportunities, make acquisitions on terms that are commercially satisfactory, successfully integrate acquired businesses and services, and subsequently grow;

•

risks associated with international operations, including compliance complexity and costs, increased exposure to fluctuations in currency exchange rates, political, social and economic instability, and supply chain disruptions;

•	our ability to develop, enhance, and integrate our existing platforms, products, and services;

•	our estimated total addressable market and other industry and performance projections;

•	our reliance on third-party systems and data, our ability to integrate such systems and data with our solutions and our potential inability to continue to support integration;

•	potential technical disruptions, cyberattacks, security, privacy or data breaches or other technical or security incidents that affect our networks or systems or those of our service providers;

•	our ability to obtain and maintain accurate, comprehensive, or reliable data to support our products and services;

•	our ability to maintain and improve our methods and technologies, and anticipate new methods or technologies, for data collection, organization, and analysis to support our products and services;

•	competition and competitive pressures in the markets in which we operate, including larger well-funded companies shifting their existing business models to become more competitive with us;

•	our ability to protect and maintain our brands;

•	our ability to comply with laws and regulations in connection with selling products and services to U.S. and foreign governments and other highly regulated industries;

•	our ability to retain or recruit key personnel;

•	our ability to effectively maintain and grow our research and development team and conduct research and development;

•

our ability to adapt our products and services for changes in laws and regulations or public perception, or changes in the enforcement of such laws, relating to artificial intelligence, machine learning, data privacy and government contracts;

•	adverse general economic and market conditions reducing spending on our products and services;

•	the outcome of any known and unknown litigation and regulatory proceedings;

•	our ability to successfully establish and maintain public company-quality internal control over financial reporting;

•	the ability to adequately protect our intellectual property rights; and

•	other factors detailed under the section entitled “Risk Factors.”

ii

These and other factors that could cause actual results to differ from those implied by the forward-looking statements in this prospectus are more fully described under the heading “Risk Factors” and elsewhere in this prospectus. The risks described under the heading “Risk Factors” are not exhaustive. Other sections of this prospectus describe additional factors that could adversely affect our business, financial condition or results of operations. New risk factors emerge from time to time and it is not possible to predict all such risk factors, nor can we assess the impact of all such risk factors on our business, or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements. Forward-looking statements are not guarantees of performance. You should not put undue reliance on these statements, which speak only as of the date hereof. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the foregoing cautionary statements. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

iii

SUMMARY OF THE PROSPECTUS

This summary highlights selected information included in this prospectus and does not contain all of the information that may be important to you in making an investment decision. This summary is qualified in its entirety by the more detailed information included in this prospectus. Before making your investment decision with respect to our securities, you should carefully read this entire prospectus, including the information under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements included elsewhere in this prospectus.

The Company

We are a leading technology provider of global policy and market intelligence. We deliver critical, actionable legal and policy insights in a rapidly evolving political, regulatory and macroeconomic environment. By combining artificial intelligence (AI), and other technologies with analytics, workflow tools, and expert peer insights, we empower customers to manage policy change, address regulatory developments, and mitigate global risk. We ingest unstructured legislative and regulatory data, and employ AI and data science to deliver structured, relevant and actionable information in order to facilitate key operational and strategic decisions by global enterprises, midsized and smaller businesses, government institutions, trade groups, and nonprofits. We deliver that intelligence through our suite of public policy and issues management products, including the FiscalNote core product, CQ Federal, EU Issue Tracker and Curate. Our products incorporate workflow tools that enable our clients to monitor, manage, collaborate and efficiently organize for action on the issues that matter most to them, integrating global policy and market intelligence seamlessly into their daily activities. In addition, we offer our customers expert and customized analysis through our geopolitical and market intelligence businesses, including FrontierView, a market intelligence advisory firm for global business professionals, Oxford Analytica, which provides strategic geopolitical intelligence analysis of world events, and Dragonfly Eye, a geopolitical and security intelligence service. The FiscalNote portfolio also includes advocacy and constituent management services that connect citizens with their government representatives and vice versa, as well as peer-to-peer community insights, ESG and AI products and services.

For more information, see the section entitled “Risk Factors.”

Background

The Company was originally known as DSAC.

DSAC, a Cayman Islands exempted company, previously entered into the Business Combination Agreement.

On July 28, 2022, DSAC filed a notice of deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and filed a certificate of incorporation and a certificate of domestication with the Secretary of State of the State of Delaware, pursuant to which the Domestication was effectuated. As used herein, “New DSAC” refers to DSAC after the Domestication but prior to the consummation of the Business Combination (as defined below).

On the Closing Date, as contemplated by the Business Combination Agreement, New DSAC consummated the Business Combination. In connection with the consummation of the Business Combination, New DSAC changed its name to “FiscalNote Holdings, Inc.”

Effective upon consummation of the Business Combination, we adopted a dual-class stock structure, each as described in the section of this prospectus titled “Description of Securities.” Shares of FiscalNote Class B Common Stock have the same economic terms as shares of FiscalNote Class A Common Stock, except that shares of FiscalNote Class A Common Stock have one vote per share and shares of FiscalNote Class B Common Stock have twenty-five (25) votes per share.

Stock Exchange Listing

Our Class A Common Stock and Public Warrants are currently listed on the New York Stock Exchange (“NYSE”) and trade under the symbols “NOTE” and “NOTE.WS”, respectively. On September 15, 2023, the closing price of our Class A Common Stock was $2.16 per share and the closing price of our Public Warrants was $0.24 per Public Warrant.

Emerging Growth Company

Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a registration statement under the Securities Act declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. We have elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of FiscalNote’s financial statements with those of another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

We will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following the fifth anniversary of the closing of DSAC’s initial public offering, (b) in which we have total annual gross revenue of at least $1.235 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter; and (2) the date on which we have issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.

RISK FACTORS

Investing in our securities involves a high degree of risk. Before making an investment decision, in addition to the risks and uncertainties discussed above under “Cautionary Note Regarding Forward-Looking Statements,” you should consider carefully the risks and uncertainties described under the heading “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, together with all of the other information contained in this prospectus and any applicable prospectus supplement, and under similar headings in other documents that are incorporated by reference herein or therein. Our business, operating results, financial condition or prospects could also be harmed by risks and uncertainties not currently known to us or that we currently do not believe are material. If any of the risks actually occur, our business, operating results, financial condition and prospects could be adversely affected. In that event, the market price of our Securities could decline, and you could lose part or all of your investment.

USE OF PROCEEDS

All of the Class A Common Stock and Private Warrants offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from these sales.

We will receive up to an aggregate of approximately $103.5 million from the exercise of the Sponsor Warrants, assuming the exercise in full of all of the Sponsor Warrants for cash. We expect to use the net proceeds from the exercise of the Sponsor Warrants for general corporate purposes, which may include, among other purposes, M&A and reducing our New Senior Term Loan.

We will have broad discretion over the use of proceeds from the exercise of the Sponsor Warrants. There is no assurance that the holders of the Sponsor Warrants will elect to exercise any or all of such Sponsor Warrants. We believe the likelihood that warrant holders will exercise their Warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the trading price of our Class A Common Stock. If the trading price for our Class A Common Stock is less than $7.32 per share, we believe holders of our Warrants will be unlikely to exercise their Warrants. On September 15, 2023, the closing price of our Class A Common Stock on the NYSE was $2.16 per share. See section entitled “Risk Factors.” To the extent that the Sponsor Warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the Sponsor Warrants will decrease accordingly.

DETERMINATION OF OFFERING PRICE

The offering price of the shares of Class A Common Stock underlying the Warrants offered hereby is determined by reference to the exercise price of the Warrants of $7.32 per share. Our Class A Common Stock and Public Warrants are listed on the NYSE under the symbols “NOTE” and “NOTE.WS”, respectively. On September 15, 2023, the closing price of our Class A Common Stock was $2.16 and the closing price of our Public Warrants was $0.24 per Public Warrant.

We cannot currently determine the price or prices at which shares of our Class A Common Stock or Private Warrants may be sold by the Selling Securityholders under this prospectus.

SELLING SECURITYHOLDERS

This prospectus relates to the resale from time to time by (a) the Selling Stockholders of up to 76,401,937 shares of Class A Common Stock, consisting of (i) up to 4,946,600 shares of Class A Common Stock underlying awards held by affiliates of FiscalNote, (ii) up to 8,290,921 shares of Class A Common Stock issuable upon conversion or transfer of shares of Class B Common Stock held by affiliates of FiscalNote, (iii) up to 13,721,944 shares of Class A Common Stock held by affiliates of FiscalNote, (iv) up to 11,000,000 Private Warrant Shares, (v) up to 3,142,857 Public Warrant Shares, (vi) up to 28,963,731 shares of Class A Common Stock held by the Sponsor and its affiliates and (vii) up to 6,335,884 Earnout Shares (collectively, the “Shares”); and (b) the Selling Warrant Holders of up to 7,000,000 Private Warrants.

We cannot advise you as to whether the Selling Securityholders will in fact sell any or all of such Shares or Private Warrants. In particular, the Selling Securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their securities after the date on which they provided us with information regarding their securities in transactions exempt from registration under the Securities Act.

The following table sets forth certain information provided by or on behalf of the Selling Securityholders as of September 1, 2023, concerning the Shares that may be offered from time to time by each Selling Securityholder with this prospectus. See “Plan of Distribution.” For the purposes of this following table, we have assumed that the Selling Securityholders will have sold all of the securities covered by this prospectus upon the completion of the offering. The percentage ownership of voting securities in the following table is based on 128,854,872 shares of common stock outstanding as of September 1, 2023, consisting of 120,563,951 shares of our Class A Common Stock and 8,290,291 shares of our Class B Common Stock outstanding as of that date. In connection with a resale of Class B Common Stock, such shares will automatically convert into the same number of shares of our Class A Common Stock.

Name and Address of Beneficial Owner**	Shares Beneficially Owned Prior to this Offering		Private Warrants Beneficially Owned Prior to Offering	Number of Shares of Class A Common Stock Being Offered	Private Warrants Offered	Shares Beneficially Owned After the Offered Shares are Sold		% of Common Stock	Private Warrants Beneficially Owned After the Offered Private Warrants are Sold	% of Total Voting Power After this Offering
	Class A	Class B				Class A	Class B
Bradford Allen (1)	25,000	—	—	25,000	—	—	—	—	—	—
Duddell Street Holdings Limited (2)	606,250	—	—	606,250	—	—	—	—	—	—
Maso Capital Investment Limited (3)	6,053,706	—	1,267,700	6,053,706	1,267,700	—	—	—	—	—
Blackwell Partners LLC —Series A(4)	26,075,545	—	4,138,400	26,075,545	4,138,400	—	—	—	—	—
Star V Partners LLC(5)	10,321,087	—	1,593,900	10,321,087	1,593,900	—	—	—	—	—
Marc Holtzman (6)	25,000	—	—	25,000	—	—	—	—	—	—
Timothy Hwang (7)	3,131,692	7,108,623	—	12,488,124	—	524,627	—	*	—	—

Gerald Yao (8)	130,088	1,182,298	—	1,729,760	—	—	—	—	—	—
Michael J. Callahan (9)	116,891	—	—	105,186	—	27,866	—	*	—	—
Key Compton (10)	57,541	—	—	35,061	—	27,866	—	*	—	—
GPO Master Fund (11)	184,024	—	—	309,405	—	—	—	—	—	—
Urgent Capital (12)	30,865	—	—	36,468	—	—	—	—	—	—
Stanley McChrystal (13)	189,436	—	—	154,273	—	58,866	—	*	—	—
Keith Nilsson (14)	490,702	—	—	473,610	—	27,866	—	*	—	—
Vissionnaire Ventures Fund I, LP (15)	6,345,702	—	—	7,497,733	—	—	—	—	—	—
Xplorer Capital Fund III L.P. (16)	2,123,155	—	—	2,508,603	—	—	—	—	—	—
XC FiscalNote-A, LLC(17)	—	—	—	477,325	—	—	—	—	—	—
XC FiscalNote-B, LLC (18)	2,250,000	—	—	2,250,000	—	—	—	—	—	—
Xplorer Capital (19)	301,585	—	—	356,336	—	—	—	—	—	—
Anna Sedgley (20)	57,541	—	—	35,061	—	27,866	—	*	—	—
Brandon Sweeney (21)	116,891	—	—	105,186	—	27,866	—	*	—	—
Conrad Yiu (22)	112,541	—	—	35,061	—	82,866	—	*	—	—
SkyOne Capital Pty Ltd.(23)	1,456,976	—	—	1,639,787	—	—	—	—	—	—
Jon Slabaugh(24)	301,336	—	—	377,864	—	145,124	—	*	—	—
Josh Resnik(25)	479,733	—	—	536,025	—	158,224	—	*	—	—
Krystal Putman-Garcia(26)	75,065	—	—	189,386	—	4,995	—	*	—	—
Todd Aman(27)	22,729	—	—	35,060	—	4,184	—	*	—	—
Vlad Eidelman(28)	362,587	—	—	507,302	—	65,185	—	*	—	—
GPO FN Noteholder LLC(29)	5,757,400	—	—	1,412,733	—	5,757,400	—	4.42%	—	—

*	Less than 1%.
**	Unless indicated otherwise, the business address of each of these Selling Securityholders is 1201 Pennsylvania Avenue NW, 6th Floor, Washington, D.C. 20004.

(1)	The address of Bradford Allen is 344 Jasmine, Laguna Beach CA 92651, United States.
(2)

The business address of Duddell Street Holdings Limited (the “Sponsor”) is 6 Duddell Street, Hong Kong. Maso Capital Offshore Limited (“MCOL”) is the sole member and manager of the Sponsor and has voting and investment discretion with respect to the common shares held of record by the Sponsor. Manoj Jain, Sohit Khurana and Allan Finnerty are the directors of MCOL, and may be deemed to have shared voting and dispositive power over the shares. Accordingly, all of the shares held by our sponsor may be deemed to be beneficially held by Maso Capital Offshore Limited.

(3)

Reflects (i) 3,450,320 shares, (ii) 611,286 shares issuable upon exercise of 389,000 Public Warrants and (iii) 1,992,100 shares issuable upon exercise of 1,267,700 Private Warrants. The business address of Maso Capital Investment Limited (“MCIL”) is 6 Duddell Street, Hong Kong. Maso Capital Partners Limited (“MCPL”) is the investment manager of MCIL and has voting and investment discretion with respect to the common shares held of record by MCIL. Manoj Jain and Sohit Khurana are the directors of MCPL, and may be deemed to have shared voting and dispositive power over the shares. Each such person disclaims any beneficial ownership of such shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly.

(4)

Reflects (i) 17,854,774 shares, (ii) 1,717,571 shares issuable upon exercise of 1,093,000 Public Warrants and (iii) 6,503,200 shares issuable upon exercise of 4,138,400 Private Warrants. The business address of Blackwell Partners LLC — Series A (“BW”) is 6 Duddell Street, Hong Kong. Maso Capital Partners Limited (“MCPL”) is the investment manager of BW and has voting and investment discretion with respect to the common shares held of record by BW. Manoj Jain and Sohit Khurana are the directors of MCPL, and may be deemed to have shared voting and dispositive power over the shares. Each such person disclaims any beneficial ownership of such shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly.

(5)

Reflects (i) 7,002,387 shares, (ii) 814,000 shares issuable upon exercise of 518,000 Public Warrants and (iii) 2,504,700 shares issuable upon exercise of 1,593,900 Private Warrants. The business address of Star V Partners LLC (“SV”) is 6 Duddell Street, Hong Kong. Maso Capital Partners Limited (“MCPL”) is the investment manager of SV and has voting and investment discretion with respect to the common shares held of record by SV. Manoj Jain and Sohit Khurana are the directors of MCPL, and may be deemed to have shared voting and dispositive power over the shares. Each such person disclaims any beneficial ownership of such shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly.

(6)	The address of Marc Holtzman is 4801 Preserve Parkway North, Greenwood Village, CO 80121.
(7)

Solely with respect to the “Shares Beneficially Owned Prior to this Offering” column reflects (i) 7,108,623 Class B shares held by Timothy T. Hwang, as Trustee of the Timothy T. Hwang Revocable Trust, originally dated January 10, 2019 (“Hwang Trust”), over which Mr. Hwang has sole voting and dispositive power, (ii) 344,963 Class A shares held by the Hwang Trust, over which Mr. Hwang has sole voting and dispositive power, and (iii) 2,786,729 shares held by the Hwang Trust over which Mr. Hwang has the right to acquire voting and dispositive power upon the exercise of options exercisable as of or within 60 days of September 1, 2023. Solely with respect to the “Number of Shares of Class A Common Stock Being Offered” column, (a) 7,108,623 Class B shares held by the Hwang Trust, over which Mr. Hwang has sole voting and dispositive power, (b) 2,607,065 shares held by the Hwang Trust over which Mr. Hwang has the right to acquire sole voting and dispositive power upon the exercise of options that vest as of or within 60 days of September 1, 2023, (c) 853,632 shares held by the Hwang Trust over which Mr. Hwang has the right to acquire sole voting and dispositive power upon the exercise of options exercisable 60 days after September 1, 2023, and (d) 1,918,804 Earnout Shares.

(8)

Solely with respect to the “Shares Beneficially Owned Prior to this Offering” column, reflects (i) 1,113,993 Class B shares held by the Gerald Yao Revocable Trust, dated January 10, 2019 (“Yao Trust”), over which Mr. Yao is trustee and in such capacity holds sole voting and dispositive power, (ii) 68,305 Class B shares held by the Gerald Yao 2021 GRAT, over which Mr. Yao is trustee and in such capacity holds sole voting and dispositive power over the shares, (iii) 38,549 Class A shares held by the Yao Trust, over which Mr. Yao has sole voting and dispositive power, and (iv) 91,539 Class A shares held by the Yao Trust, over which Mr. Yao has the right to acquire sole voting and dispositive power upon the exercise of options and restricted stock units that vest as of or within 60 days of September 1, 2023. Solely with respect to the “Number of Shares of Class A Common Stock Being Offered” column, (a) 1,113,993 Class B shares held by Yao Trust, over which Mr. Yao is trustee and in such capacity holds sole voting and dispositive power, (b) 68,305 Class B shares held by the Gerald Yao 2021 GRAT, over which Mr. Yao is trustee and in such capacity holds sole voting and dispositive power over the shares, (c) 38,549 Class A shares held by the Yao Trust, over which Mr. Yao has sole voting and dispositive power, (d) 91,539 Class A shares held by the Yao Trust, over which Mr. Yao has the right to acquire sole voting and dispositive power upon the exercise of options and restricted stock units that vest as of or within 60 days of September 1, 2023, (e) 148,675 shares underlying options and restricted stock units held by the Yao Trust over which Mr. Yao has the right to acquire sole voting and dispositive power upon the vesting of such awards 60 days after September 1, 2023, and (f) 268,699 Earnout Shares.

(9)

Solely with respect to the “Shares Beneficially Owned Prior to this Offering” column, reflects (i) 57,541 shares, and (ii) 59,350 shares underlying options over which Mr. Callahan has the right to acquire sole voting and dispositive power upon the exercise of such options. Solely with respect to the “Number of Shares of Class A Common Stock Being Offered” column, reflects (a) 29,675 shares, (b) 59,350 shares underlying options over which Mr. Callahan has the right to acquire sole voting and dispositive power upon the exercise of such options, and (c) 16,161 Earnout Shares.

(10)

Solely with respect to the “Shares Beneficially Owned Prior to this Offering” column, reflects 57,541 shares. Solely with respect to the “Number of Shares of Class A Common Stock Being Offered” column, reflects (a) 29,675 shares, and (b) 5,386 Earnout Shares.

(11)

Reflects (i) 184,024 shares, and (ii) solely with respect to the “Number of Shares of Class A Common Stock Being Offered” column, 125,381 Earnout Shares. The address for Global Public Offering Master Fund, L.P. (“GPO Master Fund”) is c/o Urgent International Inc., 27 Great Jones Street, Suite 6W, New York, New York 10012. Global Public Offering Fund GP, LLC (“GPO Fund”) is the general partner of GPO Master Fund. Mr. Compton is a managing director of Urgent International Inc. (“Urgent”), which is the owner and operator of GPO Master Fund and its affiliated entities and the investment advisor for GPO Master Fund and the owner and operator of Urgent Capital. As such, Mr. Compton may be deemed to have voting and dispositive power over the shares held by GPO Master Fund and Urgent Capital.

(12)

Reflects (i) 30,865 shares, and (ii) solely with respect to the “Number of Shares of Class A Common Stock Being Offered” column, 5,603 Earnout Shares. The address for Urgent Capital LLC (“Urgent Capital”) is c/o Urgent International Inc., 27 Great Jones Street, Suite 6W, New York, New York 10012. Global Public Offering Fund GP, LLC (“GPO Fund”) is the general partner of GPO Master Fund. Mr. Compton is a managing director of Urgent International Inc. (“Urgent”), which is the owner and operator of GPO Master Fund and its affiliated entities and the investment advisor for GPO Master Fund and the owner and operator of Urgent Capital. As such, Mr. Compton may be deemed to have voting and dispositive power over the shares held by GPO Master Fund and Urgent Capital.

(13)

Solely with respect to the “Shares Beneficially Owned Prior to this Offering” column, reflects 189,436 shares. Solely with respect to the “Number of Shares of Class A Common Stock Being Offered” column, reflects (a) 130,570 shares, and (b) 23,703 Earnout Shares.

(14)

Solely with respect to the “Shares Beneficially Owned Prior to this Offering” column, reflects 490,702 shares. Solely with respect to the “Number of Shares of Class A Common Stock Being Offered” column, reflects (a) 462,836 shares, and (b) 10,774 Earnout Shares.

(15)

Reflects (i) 6,345,702 shares and (ii) solely with respect to the “Number of Shares of Class A Common Stock Being Offered” column, 1,152,031 Earnout Shares. The address for Visionnaire Ventures Fund I, LP (“Visionnaire”) is 1300 El Camino Real, Suite 100, Menlo Park, California 94025. Mr. Nilsson is managing partner of Visionnaire and may be deemed to have voting and dispositive power over the shares held by Vissionaire.

(16)

Reflects (i) 2,123,155 shares and (ii) solely with respect to the “Number of Shares of Class A Common Stock Being Offered” column, 385,448 Earnout Shares. The address for Xplorer Capital Fund III L.P. (“Xplorer”) is 1300 El Camino Real, Suite 100, Menlo Park, California 94025. Mr. Nilsson is managing partner of Xplorer and Capital and may be deemed to have voting and dispositive power over the shares held by Xplorer.

(17)

Reflects 477,325 Earnout Shares, solely with respect to the “Number of Shares of Class A Common Stock Being Offered” column. The address for XC FiscalNote-A, LLC (“XC-A”) is 1300 El Camino Real, Suite 100, Menlo Park, California 94025. Mr. Nilsson is managing partner of CX-A and may be deemed to have voting and dispositive power over the shares held by XC-A.

(18)

The address for each of XC FiscalNote-B, LLC (“XC-B”) is 1300 El Camino Real, Suite 100, Menlo Park, California 94025. Mr. Nilsson is managing partner of XC-B and may be deemed to have voting and dispositive power over the shares held by XC-B.

(19)

Reflects (i) 301,585 shares and (ii) solely with respect to the “Number of Shares of Class A Common Stock Being Offered” column, 54,751 Earnout Shares. The address for each of Xplorer Capital (“Capital”) is 1300 El Camino Real, Suite 100, Menlo Park, California 94025. Mr. Nilsson is managing partner of Capital and may be deemed to have voting and dispositive power over the shares held by Xplorer.

(20)

Solely with respect to the “Shares Beneficially Owned Prior to this Offering” column, reflects 57,541 shares. Solely with respect to the “Number of Shares of Class A Common Stock Being Offered” column, reflects (a) 29,675 shares and (b) 5,386 Earnout Shares.

(21)

Solely with respect to the “Shares Beneficially Owned Prior to this Offering” column, reflects (i) 57,541 shares, and (ii) 59,350 shares underlying options over which Mr. Sweeney has the right to acquire sole voting and dispositive power upon the exercise of such options. Solely with respect to the “Number of Shares of Class A Common Stock Being Offered” column, reflects (a) 29,675 shares, (b) 59,350 shares underlying options over which Mr. Sweeney has the right to acquire sole voting and dispositive power upon the exercise of such options, and (c) 16,161 Earnout Shares.

(22)

Solely with respect to the “Shares Beneficially Owned Prior to this Offering” column, reflects 112,541 shares. Solely with respect to the “Number of Shares of Class A Common Stock Being Offered” column, reflects (a) 29,675 shares, and (b) 5,386 Earnout Shares.

(23)

Reflects (i) 1,456,976 shares and (ii) solely with respect to the “Number of Shares of Class A Common Stock Being Offered” column, 182,811 Earnout Shares. The address for SkyOne Capital Pty Ltd. (“SkyOne”) is Level 16, 88 Phillip Street, Aurora Place, Sydney, NSW 2000, Australia. Mr. Yiu is a director of SkyOne, which entity is the trustee of funds affiliated with and/or managed by AS1 Growth Partners Pty Ltd where Mr. Yiu serves as a partner, and in such capacity may be deemed to have voting and dispositive power over such shares.

(24)

Solely with respect to the “Shares Beneficially Owned Prior to this Offering” column, reflects (i) 108,930 shares, and (ii) 192,406 shares over which Mr. Slabaugh has the right to acquire sole voting and dispositive power upon the exercise of options and restricted stock units that vest as of or within 60 days of September 1, 2023. Solely with respect to the “Number of Shares of Class A Common Stock Being Offered” column, (a) 22,140 shares, (b) 134,072 shares over which Mr. Slabaugh has the right to acquire sole voting and dispositive power upon the exercise of options and restricted stock units that vest as of or within 60 days of September 1, 2023, (c) 161,468 shares underlying options and restricted stock units over which Mr. Slabaugh has the right to acquire sole voting and dispositive power upon the vesting of such awards 60 days after September 1, 2023, and (d) 60,184 Earnout Shares.

(25)

Solely with respect to the “Shares Beneficially Owned Prior to this Offering” column, reflects (i) 176,484 shares, and (ii) 303,249 shares over which Mr. Resnik has the right to acquire sole voting and dispositive power upon the exercise of options and restricted stock units that vest as of or within 60 days of September 1, 2023. Solely with respect to the “Number of Shares of Class A Common Stock Being Offered” column, (a) 46,038 shares, (b) 275,471 shares over which Mr. Resnik has the right to acquire sole voting and dispositive power upon the exercise of options and restricted stock units that vest as of or within 60 days of September 1, 2023, (c) 129,973 shares underlying options and restricted stock units over which Mr. Resnik has the right to acquire sole voting and dispositive power upon the vesting of such awards 60 days after September 1, 2023, and (d) 84,543 Earnout Shares.

(26)

Solely with respect to the “Shares Beneficially Owned Prior to this Offering” column, reflects (i) 11,530 shares, and (ii) 63,535 shares over which Ms. Putman-Garcia has the right to acquire sole voting and dispositive power upon the exercise of options and restricted stock units that vest as of or within 60 days of September 1, 2023. Solely with respect to the “Number of Shares of Class A Common Stock Being Offered” column, (a) 11,530 shares, (b) 58,540 shares over which Ms. Putman-Garcia has the right to acquire sole voting and dispositive power upon the exercise of options and restricted stock units that vest as of or within 60 days of September 1, 2023, (c) 89,228 shares underlying options and restricted stock units over which Ms. Putman-Garcia has the right to acquire sole voting and dispositive power upon the vesting of such awards 60 days after September 1, 2023, and (d) 30,088 Earnout Shares.

(27)

Solely with respect to the “Shares Beneficially Owned Prior to this Offering” column, reflects (i) 4,184 shares, and (ii) 18,545 shares over which Mr. Aman has the right to acquire sole voting and dispositive power upon the exercise of options and restricted stock units that vest as of or within 60 days of September 1, 2023. Solely with respect to the “Number of Shares of Class A Common Stock Being Offered” column, (a) 18,545 shares over which Mr. Aman has the right to acquire sole voting and dispositive power upon the exercise of options and restricted stock units that vest as of or within 60 days of September 1, 2023, (b) 11,129 shares underlying options over which Mr. Aman has the right to acquire sole voting and dispositive power upon the vesting of such awards 60 days after September 1, 2023, and (c) 5,386 Earnout Shares.

(28)

Solely with respect to the “Shares Beneficially Owned Prior to this Offering” column, reflects (i) 181,879 shares, and (ii) 180,708 shares over which Mr. Eidelman has the right to acquire sole voting and dispositive power upon the exercise of options and restricted stock units that vest as of or within 60 days of September 1, 2023. Solely with respect to the “Number of Shares of Class A Common Stock Being Offered” column, (a) 169,599 shares, (b) 127,803 shares over which Mr. Eidelman has the right to acquire sole voting and dispositive power upon the exercise of options and restricted stock units that vest as of or within 60 days of September 1, 2023, (c) 120,760 shares underlying options and restricted stock units over which Mr. Eidelman has the right to acquire sole voting and dispositive power upon the vesting of such awards 60 days after September 1, 2023, and (d) 89,140 Earnout Shares.

(29)

Solely with respect to the “Shares Beneficially Owned Prior to this Offering” column, reflects 5,757,400 shares over which GPO FN Noteholder LLC (“GPO”) has the right to acquire sole voting and dispositive power as of or within 60 days of September 1, 2023, upon the conversion of the convertible note (the “Convertible Note”) (including the PIK Interest (as defined below) payment to occur on September 30, 2023) issued to GPO in aggregate principal amount of approximately $46.8 million (the “Aggregate Principal Amount”). Solely with respect to the “Number of Shares of Class A Common Stock Being Offered” column, reflects 1,412,733 Earnout Shares. GPO is the beneficial owner of the shares reported herein. Stonehill Capital Management LLC (“SCM”) is the manager of GPO and has voting and investment discretion with respect to the shares held of record by GPO. SCM disclaims beneficial ownership of such shares. Mr. John Motulsky, Mr. Jonathan Sacks, Mr. Peter Sisitsky, Mr. Michael Thoyer, Mr. Michael Stern and Mr. Samir Arora (collectively, the “Members”) are the managing members of SCM and may be deemed to have shared voting and dispositive power over the shares. The Members disclaim beneficial ownership of such shares except to the extent of any pecuniary interest therein. The business address of this stockholder is 320 Park Avenue, 26th Floor, New York, NY 10022.

Listing of FiscalNote Class A Common Stock and Public Warrants

Our Class A Common Stock and Public Warrants are currently listed on the NYSE and trade under the symbols “NOTE” and “NOTE.WS”, respectively. On September 15, 2023, the closing price of our Class A Common Stock was $2.16 per share and the closing price of our Public Warrants was $0.24 per Public Warrant.

Material Relationships and Transactions with Selling Stockholders

Subordinated Convertible Promissory Notes – Legacy FiscalNote

Legacy FiscalNote issued subordinated convertible promissory notes in private placements to accredited investors throughout 2020, including: (1) a note to Skyone Capital Pty Ltd. on February 28, 2020 with an initial principal amount of $990,450; (2) notes to Global Public Offering Master Fund LP on February 25, 2020, May 21, 2020 and August 12, 2020 with initial principal amounts of $250,000, $250,000 and $100,000, respectively, and (3) Project Moon, A Series of GPO Fund Series Select, LLC on August 12, 2020 with an initial principal amount of $150,000. Conrad Yiu, one of our directors, is director of Skyone Capital Pty Ltd., which entity is the trustee of funds affiliated with and/or managed by AS1 Growth Partners where Mr. Yiu serves as partner. Key Compton, a one of our directors, is a managing director of Urgent International Inc., which is (i) the owner and operator of the Global

Public Offering Master Fund LP and its affiliated entities and (ii) the investment advisor for Project Moon, A Series of GPO Fund Series Select, LLC. The notes issued to Skyone Capital Pty Ltd., Global Public Offering Master Fund LP, and Project Moon, A Series of GPO Funds Series Select, LLC each accrue interest payable in kind at a rate of 15% per annum and are scheduled to mature on November 30, 2025. Prior to maturity, each note converted automatically into shares of our Class A Common Stock in connection with the consummation of the Business Combination.

The Economist Group Seller Note & Equity Sale

On December 29, 2020, The Economist Group (“TEG”), Legacy FiscalNote, FN SPV Holdings Pty Ltd (“FN SPV”) and GPO FN Noteholder LLC entered into various agreements to effect TEG’s divestiture of its financial holdings in Legacy FiscalNote. Keith Nilsson, a director of FiscalNote, is managing director of Xplorer Capital Fund III L.P. and XC FiscalNote — A LLC, which own 12.94% and 28.03%, respectively, of the outstanding equity interests of FN SPV. Conrad Yiu, one of our directors, is director of Skyone Capital Pty Ltd., an affiliated entity of AS1 Growth Partners, which owns 8.63% of FN SPV. Key Compton, one of our directors, is director of Urgent International Inc., the owner and operator of Global Public Offering Master Fund LP, which owns 5.77% of FN SPV. In such transactions, FN SPV purchased 9,385,200 shares of Series E Preferred Stock of Legacy FiscalNote from TEG for approximately $23.0 million. In consideration for facilitating the transaction, Legacy FiscalNote received a right to 5% of any gains realized by FN SPV upon liquidation of such shares.

FrontierView Convertible Notes

Concurrent with, and in order to finance, the acquisition of FrontierView, Legacy FiscalNote entered into a $15.0 million convertible note with XC FiscalNote-B, LLC and a $3.0 million convertible note with Skyone Capital Pty Limited (collectively the “FrontierView Convertible Notes”). Keith Nilsson, one of our directors, is managing director of XC FiscalNote-B, LLC, with voting and disposition power over securities held by such entity, and Conrad Yiu, one of our directors, is a director of Skyone Capital Pty Limited, with voting and disposition power over securities held by such entity. The FrontierView Convertible Notes were subordinate to Legacy FiscalNote’s senior debt and senior subordinated convertible note then outstanding, accrued no interest, did not provide for voluntary prepayment, matured at 150% of the principal amount in the event specified conversion events had not occurred by September 30, 2024, and provided for automatic conversion as defined within the agreement at 150% of the principal amount based on a $1.0 billion conversion cap, subject to potential adjustment above 150% if and to the extent necessary to take into account dilution from conversion of Legacy FiscalNote’s senior subordinated convertible note then outstanding (such that the holders would receive a return of no less than 150% on the conversion of the FrontierView Convertible Notes). The FrontierView Convertible Notes automatically converted into an aggregate of 2,274,642 shares of common stock of Legacy Fiscal Note immediately prior to the Business Combination, which were exchangeable for 2,700,000 shares of Fiscal Note pursuant to the terms of the Business Combination.

Certain Relationships and Related Person Transactions — DSAC

On August 31, 2020, DSAC’s Sponsor purchased an aggregate of 5,031,250 Founder Shares in exchange for a capital contribution of $25,000, or approximately $0.005 per share.

DSAC’s Sponsor purchased an aggregate of 5,500,000 private placement warrants in connection with DSAC’s initial public offering, at a price of $1.00 per warrant, or $5,500,000 in the aggregate. Each private placement warrant entitles the holder to purchase one Class A ordinary share at $11.50 per share. The private placement warrants (including the Class A ordinary shares issuable upon exercise of the private placement warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold until 30 days after the completion of the Business Combination.

As of June 30, 2022, DSAC had a payable of $0.3 million due to an affiliate of the Sponsor, resulting from the affiliate paying certain costs on behalf of DSAC.

As of December 31, 2020, DSAC had $0.4 million due from an affiliate of the Sponsor, consisting of the net proceeds from the consummation of the IPO and the Private Placement held in the bank account of an affiliate of the Sponsor that was settled with the affiliate of our sponsor in March 2021.

On August 28, 2020, the Sponsor agreed to loan DSAC up to $250,000 to be used for the payment of costs related to the IPO pursuant to a promissory note (the “Note”). The Note is non-interest bearing, unsecured and due upon the closing of the IPO. As of December 31, 2020, DSAC borrowed approximately $176,000 under the Note. DSAC repaid the Note on March 31, 2021.

On October 18, 2021, DSAC and the Sponsor entered into a warrant purchase agreement whereby the Sponsor agreed to purchase an aggregate of 1,500,000 warrants for an aggregate purchase price of $1.5 million, with each warrant entitling the holder to purchase one DSAC Class A ordinary share at an exercise price of $11.50 per share. The proceeds of the issuance were used for DSAC’s working capital purposes.

In connection with the execution of the Business Combination Agreement, the Sponsor and other affiliates of DSAC entered into a number of agreements with DSAC. See “Ancillary Agreements Related to the Business Combination.”

Ancillary Agreements Related to the Business Combination

Sponsor Agreement

Concurrently with the execution of the Business Combination Agreement, DSAC, the Sponsor, Legacy FiscalNote and certain other persons party thereto entered into a sponsor letter agreement (the “Sponsor Agreement”), pursuant to which the Sponsor agreed to, among other things, (i) not to redeem any ordinary shares in DSAC owned by it in connection with the Business Combination, (ii) vote in favor of the Business Combination Agreement and the transactions contemplated thereby (including the Merger) (iii) comply with certain lock-up restrictions (which are no longer applicable) and (iii) waive any adjustment to the conversion ratio set forth in DSAC’s amended and restated memorandum and articles of association with respect to the Class B ordinary shares of DSAC held by the Sponsor, in each case, on the terms and subject to the conditions set forth in the Sponsor Agreement.

Voting and Support Agreements

Concurrently with the execution of the Business Combination Agreement, certain stockholders of Legacy FiscalNote (collectively, the “Voting Stockholders”) entered into voting and support agreements (collectively, the “Support Agreements”) with DSAC and Legacy FiscalNote, pursuant to which the Voting Stockholders agreed to, among other things, (i) vote in favor of the Business Combination Agreement and the transactions contemplated thereby, (ii) a lockup of all equity interests of Legacy FiscalNote held by such Voting Stockholder immediately after the Effective Time for a period of 180 days from the Effective Time (or 12 months, in the case of the Co-Founders) and (iii) be bound by certain other covenants and agreements related to the Business Combination. The agreements were terminated upon the Closing.

Registration Rights Agreement

In connection with the Closing of the Business Combination, on the Closing Date we entered into an amended and restated registration rights agreement (the “Registration Rights Agreement”) with certain DSAC stockholders (including the Sponsor) and certain Legacy FiscalNote members (such stockholders, the “Holders”), pursuant to which, among other things, the Holders are entitled to certain registration rights in respect of the registrable securities under the Registration Rights Agreement. The Registration Rights Agreement also provides the Holders with “piggy-back” registration rights, subject to certain requirements and customary conditions.

Indemnification Agreements

On the Closing Date, we entered into indemnification agreements with each of our directors and executive officers.

Each indemnification agreement provides for indemnification and advancements of certain expenses and costs relating to claims, suits or proceedings arising from each of our director or executive officer’s service to the Company, or, at our request, service to other entities, as officers or directors to the maximum extent permitted by applicable law.

Backstop Agreement

In connection with the execution of the Business Combination Agreement, DSAC and certain investment funds affiliated to the Sponsor, including Maso Capital Investments Limited, Blackwell Partners LLC — Series A, and Star V Partners LLC (collectively, the “Backstop Parties”) entered that certain Backstop Agreement, as amended by the First Amendment to the Backstop Agreement (the “Backstop Agreement”) whereby the Backstop Parties, subject to the other terms and conditions included therein, at the Closing, subscribed for shares of New DSAC Class A common stock in order to fund redemptions by shareholders of DSAC in connection with the Business Combination, in an amount equal to the amount paid out of the Trust Account of DSAC to honor duly exercised redemption rights of up to $175,000,000. The Backstop Parties also received Bonus Shares for each share of New DSAC Class A common stock for which they subscribed pursuant to the Backstop Agreement.

On June 30, 2023 (the “Subscription Date”), we entered into the Exchange and Settlement Agreement pursuant to which (i) GPO returned 5,881,723 shares of Class A Common Stock held by it to us for cancellation, (ii) we issued to GPO the Convertible Note, and (iii) the parties agreed to a mutual settlement and release of all claims (including, but not limited to, any claims by GPO for additional shares or money damages resulting from the entry into the Agreement and Plan of Merger, dated November 7, 2021, as amended on May 9, 2022), relating to or arising from the conversion of the Amended and Restated Senior Secured Subordinated Promissory Note, dated December 29, 2020, previously issued by a subsidiary of the pre-business combination FiscalNote Holdings, Inc. to GPO. The before mentioned transactions closed on July 3, 2023.

The Convertible Note will mature on July 3, 2028 (the “Maturity Date”), unless earlier redeemed or repurchased by the Company or converted in accordance with the terms thereof. The Convertible Note bears interest at a rate of 7.50% per annum payable quarterly in arrears, as follows: (i) for the first year following the date of issuance, interest is payable in kind by adding interest to the Aggregate Principal Amount of the Convertible Note (“PIK Interest”); and (ii) for any period thereafter, interest would be payable in cash or freely tradeable shares of Class A Common Stock (“PIK Interest Shares”), at the Company’s option, with the value per share determined with reference to the trailing 30-day volume weighted average trading price (“VWAP”) prior to the interest payment date, subject to certain exceptions under which the Company will be permitted to pay PIK Interest.

The Convertible Note is subordinate to the Company’s obligations under its existing senior secured indebtedness which limits certain actions that the Company and GPO may take under the Convertible Note. Additionally, the Convertible Note is subject to guarantees by the guarantors of the Company’s existing senior secured indebtedness. At any time prior to the Maturity Date, GPO is entitled to convert all or any portion of the principal amount of the Convertible Note and accrued interest thereon into shares of Class A Common Stock at the Conversion Price (as defined in the Convertible Note). The Conversion Price will be subject to customary anti-dilution adjustments for stock splits and similar transactions and, subject to standard exceptions, weighted average anti-dilution protection for issuances below the then-prevailing Conversion Price.

The principal amount, together with accrued interest thereon, of the Convertible Note is redeemable by the Company in whole or in part as follows: (i) from the 24th month following issuance through the 48th month following issuance, if the Measurement Price (defined below) equals or exceeds 120% of the Conversion Price as in effect on the Subscription Date and provided certain other conditions are satisfied; and (ii) thereafter at par, provided certain other conditions are satisfied but regardless of the Measurement Price. “Measurement Price” means the VWAP of the Class A Common Stock on the NYSE during the 30-consecutive trading day period preceding a given redemption date.

In addition, the Convertible Note contains customary restrictive covenants and events of default provisions. Additionally, pursuant to the Exchange and Settlement Agreement, GPO received customary resale registration rights with respect to the shares of Class A Common Stock issuable upon conversion of the Convertible Note. The registration statement of which this prospectus forms a part is intended to satisfy such resale registration rights.

PLAN OF DISTRIBUTION

We are registering the issuance by us of up to 11,000,000 Private Warrant Shares issuable upon the exercise of 7,000,000 Private Warrants.

We are also registering for resale from time to time by (a) the Selling Stockholders of up to 76,401,937 shares of Class A Common Stock, consisting of (i) up to 4,946,600 shares of Class A Common Stock underlying awards held by affiliates of FiscalNote, (ii) up to 8,290,921 shares of Class A Common Stock issuable upon conversion or transfer of shares of Class B Common Stock held by affiliates of FiscalNote, (iii) up to 13,721,944 shares of Class A Common Stock held by affiliates of FiscalNote, (iv) up to 11,000,000 Private Warrant Shares, (v) up to 3,142,857 Public Warrant Shares, (vi) up to 28,963,731 shares of Class A Common Stock held by the Sponsor and its affiliates and (vii) up to 6,335,884 Earnout Shares; and (b) the Selling Warrant Holders of up to 7,000,000 Private Warrants.

We will not receive any proceeds from the sale of shares of Class A Common Stock by the Selling Securityholders, except with respect to amounts received by us upon the exercise of the Sponsor Warrants for cash. The aggregate proceeds to the Selling Securityholders will be the purchase price of the securities less any discounts and commissions borne by the Selling Securityholders.

The Selling Securityholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Securityholders in disposing of the securities. We are required to pay all other fees and expenses incident to the registration of the shares of our Class A Common Stock to be offered and sold pursuant to this prospectus.

The shares of Class A Common Stock and the Private Warrants beneficially owned by the Selling Securityholders covered by this prospectus may be offered and sold from time to time by the Selling Securityholders. The term “Selling Securityholders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a Selling Securityholder as a gift, pledge, partnership distribution or other transfer.

The Selling Securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. Each Selling Securityholder reserves the right to accept and, together with its respective agents, to reject, any proposed purchase of securities to be made directly or through agents. The Selling Securityholders and any of their permitted transferees may sell their securities offered by this prospectus on any stock exchange, market or trading facility on which the securities are traded or in private transactions. If underwriters are used in the sale, such underwriters will acquire the shares for their own account. These sales may be at a fixed price or varying prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices. The securities may be offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The obligations of the underwriters to purchase the securities will be subject to certain conditions.

The Selling Securityholders may sell their shares and warrants by one or more of, or a combination of, the following methods:

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	block trades in which the broker-dealer so engaged will attempt to sell the offered securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	an over-the-counter distribution in accordance with the rules of the NYSE;

•

through trading plans entered into by a Selling Securityholder pursuant to Rule 10b5-1 under the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•	through the distribution of the securities by any Selling Securityholder to its partners, members or stockholders;

•	through one or more underwritten offerings on a firm commitment or best-efforts basis;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	agreements with broker-dealers to sell a specified number of the securities at a stipulated price per share or warrant;

•

in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•	in privately negotiated transactions;

•	in options transactions;

•	through a combination of any of the above methods of sale; or

•	any other method permitted pursuant to applicable law.

There can be no assurance that the Selling Securityholders will sell all or any of the securities offered by this prospectus. In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus. The Selling Securityholders have the sole and absolute discretion not to accept any purchase offer or make any sale of securities if they deem the purchase price to be unsatisfactory at any particular time.

Subject to the terms of the agreement(s) governing the registration rights applicable to a Selling Securityholder’s shares of Class A Common Stock, such Selling Securityholder may transfer shares of Class A Common Stock to one or more “permitted transferees” in accordance with such agreements and, if so transferred, such permitted transferee(s) will be the selling beneficial owner(s) for purposes of this prospectus. Upon being notified by a Selling Securityholder that it intends to sell our securities, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a Selling Securityholder.

With respect to a particular offering of the securities held by the Selling Securityholders, to the extent required, an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is part, will be prepared and will set forth, to the extent required, the following information:

•	the specific securities to be offered and sold;

•	the names of the Selling Securityholders;

•	the respective purchase prices and public offering prices, the proceeds to be received from the sale, if any, and other material terms of the offering;

•	settlement of short sales entered into after the date of this prospectus;

•	the names of any participating agents, broker-dealers or underwriters, if not already named herein; and

•	any applicable commissions, discounts, concessions and other items constituting compensation from the Selling Securityholders.

In connection with distributions of the shares or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of shares of common stock in the course of hedging transactions, broker-dealers or other financial institutions may engage in short sales of shares of common stock in the course of hedging the positions they assume with Selling Securityholders. The Selling Securityholders may also sell shares of common stock short and redeliver the shares to close out such short positions. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Securityholders may also pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).

In order to facilitate the offering of the securities offered by this prospectus, any underwriters or agents, as the case may be, involved in the offering of such securities may engage in transactions that stabilize, maintain or otherwise affect the price of our securities. Specifically, the underwriters or agents, as the case may be, may over-allot in connection with the offering, creating a short position in our securities for their own account. In addition, to cover overallotments or to stabilize the price of our securities, the underwriters or agents, as the case may be, may bid for, and purchase, such securities in the open market. Finally, in any offering of securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allotted to an underwriter or a broker-dealer for distributing such securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters or agents, as the case may be, are not required to engage in these activities, and may end any of these activities at any time.

The Selling Securityholders may solicit offers to purchase the securities directly from, and may sell such securities directly to, institutional investors or others. In this case, no underwriters or agents would be involved. The terms of any of those sales, including the terms of any bidding or auction process, if utilized, will be described in the applicable prospectus supplement.

It is possible that one or more underwriters may make a market in our securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for our securities. Our Class A Common Stock and Public Warrants are currently listed on the NYSE and trade under the symbols “NOTE” and “NOTE.WS”, respectively. On September 15, 2023, the closing price of our Class A Common Stock was $2.16 per share and the closing price of our Public Warrants was $0.24 per Public Warrant.

The Selling Securityholders may authorize underwriters, broker-dealers or agents to solicit offers by certain purchasers to purchase the securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions that we or the Selling Securityholders pay for solicitation of these contracts.

A Selling Securityholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Selling Securityholder or borrowed from any Selling Securityholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any Selling Securityholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Securityholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

In effecting sales, broker-dealers or agents engaged by the Selling Securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Securityholders in amounts to be negotiated immediately prior to the sale.

If at the time of any offering made under this prospectus a member of FINRA participating in the offering has a “conflict of interest” as defined in FINRA Rule 5121 (“Rule 5121”), that offering will be conducted in accordance with the relevant provisions of Rule 5121.

To our knowledge, there are currently no plans, arrangements or understandings between the Selling Securityholders and any broker-dealer or agent regarding the sale of the securities by the Selling Securityholders. Upon our notification by a Selling Securityholder that any material arrangement has been entered into with an underwriter or broker-dealer for the sale of securities through a block trade, special offering, exchange distribution, secondary distribution or a purchase by an underwriter or broker-dealer, we will file, if required by applicable law or regulation, a supplement to this prospectus pursuant to Rule 424(b) under the Securities Act disclosing certain material information relating to such underwriter or broker-dealer and such offering.

Underwriters, broker-dealers or agents may facilitate the marketing of an offering online directly or through one of their affiliates. In those cases, prospective investors may view offering terms and a prospectus online and, depending upon the particular underwriter, broker-dealer or agent, place orders online or through their financial advisors.

In offering the shares covered by this prospectus, the Selling Securityholders and any broker-dealers who execute sales for the Selling Securityholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any discounts, commissions, concessions or profit they earn on any resale of those securities may be underwriting discounts and commissions under the Securities Act.

In order to comply with the securities laws of certain states, if applicable, the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We have advised the Selling Securityholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the Selling Securityholders and their affiliates. In addition, we will make copies of this prospectus available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

A holder of Warrants may exercise its Warrants in accordance with the Warrant Agreement, dated October 28, 2020, by and between us and Continental Stock Transfer & Trust Company, as warrant agent (the “Warrant Agreement”), on or before the expiration date set forth therein by surrendering, at the office of the warrant agent, Continental Stock Transfer & Trust Company, the certificate evidencing such Warrant, with the form of election to purchase set forth thereon, properly completed and duly executed, accompanied by full payment of the exercise price and any and all applicable taxes due in connection with the exercise of the Warrant, subject to any applicable provisions relating to cashless exercises in accordance with the Warrant Agreement.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of certain material U.S. federal income tax consequences relating to the ownership and disposition of our Class A Common Stock and Warrants, which we collectively refer to as our “securities.” This discussion is limited to certain U.S. federal income tax considerations for investors that will acquire our securities for cash after the effective time of the Business Combination and will hold them as capital assets within the meaning of Section 1221 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) and that acquire our Common Stock and Warrants for cash pursuant to this prospectus.

This discussion is a summary only and does not describe all of the tax consequences that may be relevant to you in light of your particular circumstances, including but not limited to the alternative minimum tax, the special tax accounting rules under Section 451(b) of the Code, the Medicare tax on certain net investment income and the different consequences that may apply if you are subject to special rules that apply to certain types of investors, including but not limited to:

•	banks, financial institutions or financial services entities;

•	broker-dealers;

•	governments or agencies or instrumentalities thereof;

•	regulated investment companies;

•	real estate investment trusts;

•	expatriates or former long-term residents of the United States;

•	persons that actually or constructively own five percent or more (by vote or value) of our shares;

•	persons that acquired our securities pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;

•	insurance companies;

•	dealers or traders subject to a mark-to-market method of accounting with respect to our securities;

•	persons holding our securities as part of a “straddle,” constructive sale, hedge, wash sale, conversion or other integrated or similar transaction;

•	persons holding our securities in connection with a trade or business conducted outside the United States;

•	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•	partnerships (or entities or arrangements classified as partnerships or other pass-through entities for U.S. federal income tax purposes) and any beneficial owners of such partnerships;

•	tax-exempt entities;

•	controlled foreign corporations; and

•	passive foreign investment companies.

If a partnership (including an entity or arrangement treated as a partnership or other pass-thru entity for U.S. federal income tax purposes) holds our securities, the tax treatment of a partner, member or other beneficial owner in such partnership will generally depend upon the status of the partner, member or other beneficial owner, the activities of the partnership and certain determinations made at the partner, member or other beneficial owner level. If you are a partner, member or other beneficial owner of a partnership holding our securities, you are urged to consult your tax advisor regarding the tax consequences of the purchase, ownership and disposition of our securities.

This discussion is based on the Code, administrative pronouncements, judicial decisions, and final, temporary and proposed Treasury Regulations as of the date hereof, which are subject to change, possibly on a retroactive basis, and changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein. This discussion does not address any aspect of state, local or non-U.S. taxation, or any U.S. federal taxes other than income taxes (such as gift and estate taxes).

We have not sought, and do not expect to seek, a ruling from the U.S. Internal Revenue Service (the “IRS”) as to any U.S. federal income tax consequence described herein. The IRS may disagree with the discussion herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion. You are urged to consult your tax advisor with respect to the application of U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or foreign jurisdiction.

THIS DISCUSSION IS ONLY A SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS ASSOCIATED WITH THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR SECURITIES. EACH PROSPECTIVE INVESTOR IN OUR SECURITIES IS URGED TO CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH INVESTOR OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR SECURITIES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY U.S. FEDERAL NON-INCOME, STATE, LOCAL, AND NON-U.S. TAX LAWS OR ANY APPLICABLE INCOME TAX TREATY.

U.S. Holders

This section applies to you if you are a “U.S. holder.” A U.S. holder is a beneficial owner of our securities who or that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation) organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•

a trust, if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons (as defined in the Code) have authority to control all substantial decisions of the trust or (ii) it has a valid election in effect under Treasury Regulations to be treated as a United States person.

Taxation of Distributions

If we pay distributions in cash or other property (other than certain distributions of our stock or rights to acquire our stock) to U.S. holders of our Class A Common Stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in its Class A Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of its Class A Common Stock and will be treated as described under “U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock and Warrants” below.

Dividends we pay to a U.S. holder that is treated as a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. holder may constitute “qualified dividend income” that will be subject to tax at preferential rates accorded to long-term capital gains. If the applicable holding period and other applicable requirements are not satisfied, then a corporation may not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount, and non-corporate U.S. holders may be subject to tax on such dividend at regular ordinary income tax rates instead of the preferential rate that applies to qualified dividend income.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock and Warrants.

Upon a sale or other taxable disposition of our Class A Common Stock or Warrants, a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. holder’s adjusted tax basis in its Class A Common Stock or Warrants. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for its Class A Common Stock or Warrants so disposed of exceeds one year. Long-term capital gains recognized by non-corporate U.S. holders may be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Generally, the amount of gain or loss recognized by a U.S. holder is an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. holder’s adjusted tax basis in its Class A Common Stock or Warrants so disposed of. A U.S. holder’s adjusted tax basis in its Class A Common Stock or Warrant generally will equal the U.S. holder’s acquisition cost less, in the case of a share of Class A Common Stock, any prior distributions treated as a return of capital.

Exercise, Lapse, or Redemption of a Warrant

Except as discussed below with respect to the cashless exercise of a Warrant, a U.S. holder generally will not recognize gain or loss upon the exercise of a Warrant. A U.S. holder’s tax basis in a share of our Class A Common Stock received upon exercise of the Warrant generally will be an amount equal to the sum of the U.S. holder’s initial investment in the Warrant and the exercise price. The U.S. holder’s holding period for the share of Class A Common Stock received upon exercise of the Warrant generally will commence on the date of exercise of the Warrant or the date following the date of exercise of the Warrant; however, in either case the holding period will not include the period during which the U.S. holder held the Warrant. If a Warrant is allowed to lapse unexercised, a U.S. holder generally will recognize a capital loss equal to such holder’s tax basis in the Warrant.

The tax consequences of a cashless exercise of a Warrant are not clear under current tax law. A cashless exercise may be tax-free, either because the exercise is not a gain realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either tax-free situation, a U.S. holder’s basis in the share of Class A Common Stock received would equal the holder’s basis in the Warrants used to effect the cashless exercise. If the cashless exercise is not treated as a gain realization event, a U.S. holder’s holding period in the Class A Common Stock generally would be treated as commencing on the date of exercise of the Warrant or the date following the date of exercise of the Warrant; however, in either case the holding period will not include the period during which the U.S. holder held the Warrant. If the cashless exercise were treated as a recapitalization, the holding period of the Class A Common Stock would include the holding period of the Warrant.

It is also possible that a cashless exercise could be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a portion of the Warrants to be exercised on a cashless basis could, for U.S. federal income tax purposes, be deemed to have been surrendered in consideration for the exercise price of the remaining Warrants, which would be deemed to be exercised. For this purpose, a U.S. holder could be deemed to have surrendered Warrants having an aggregate fair market value equal to the exercise price for the total number of Warrants to be deemed exercised. The U.S. holder would recognize capital gain or loss in an amount equal to the difference between the fair market value of the Warrants deemed surrendered and the U.S. holder’s tax basis in such Warrants. In this case, a U.S. holder’s tax basis in the Class A Common Stock received would equal the sum of the U.S. holder’s initial investment in the Warrants deemed exercised and the exercise price of such Warrants. A U.S. holder’s holding period for the Class A Common Stock in such case generally would commence on the date following the date of exercise (or possibly the date of exercise) of the Warrant.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. holders should consult their tax advisors regarding the tax consequences of a cashless exercise.

Possible Constructive Distributions

The terms of each Warrant provide for an adjustment to the number of shares of Class A Common Stock for which the Warrant may be exercised or to the exercise price of the Warrant in certain events as discussed in the section of this registration statement captioned “Description Of Securities—Warrants.” An adjustment that has the effect of preventing dilution generally is not taxable. U.S. holders of the Warrants would, however, be treated as receiving a constructive distribution from us if, for example, the adjustment increases the Warrant holders’ proportionate interest in our assets or earnings and profits (for instance, through an increase in the number of shares of Class A Common Stock that would be obtained upon exercise or through a decrease in the exercise price of the Warrant) as a result of a taxable distribution of cash or other property (such as other securities) to the holders of our Class A Common Stock. Such constructive distributions would be subject to tax as described under “—Taxation of Distributions” above in the same manner as if the U.S. holders of the Warrants received a cash distribution from us equal to the fair market value of such increased interest. Generally, a U.S. holder’s adjusted tax basis in its Warrants should be increased to the extent of any constructive distribution treated as a dividend.

Information Reporting and Backup Withholding

In general, information reporting requirements may apply to distributions paid to a U.S. holder and to the proceeds of the sale or other disposition of our Class A Common Stock, unless the U.S. holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. holder fails to provide a taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a credit against a U.S. holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided the required information is timely furnished to the IRS.

Non-U.S. Holders

This section applies to you if you are a “Non-U.S. holder.” As used herein, the term “Non-U.S. holder” means a beneficial owner of our Class A Common Stock or Warrants who or that is for U.S. federal income tax purposes:

•	a non-resident alien individual (other than certain former citizens and residents of the United States subject to U.S. tax as expatriates);

•	a foreign corporation; or

•	an estate or trust that is not a U.S. holder;

but generally does not include individuals who are present in the United States for 183 days or more in the taxable year of the disposition of their securities. If you are such an individual, you should consult your tax advisor regarding the U.S. federal income tax consequences of the purchase, ownership or sale or other disposition of our securities.

Taxation of Distributions

In general, any distributions (other than certain distributions of our stock or rights to acquire our stock) we make to a Non-U.S. holder of our Class A Common Stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States, the gross amount of the dividend will be subject to withholding tax at a rate of 30%, unless such Non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BENor W-8BEN-E).

Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. holder’s adjusted tax basis in its Class A Common Stock and, to the extent such distribution exceeds the Non-U.S. holder’s adjusted tax basis, as gain realized from the sale or other disposition of its Class A Common Stock, which will be treated as described under “Non-U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock and Warrants” below.

The withholding tax generally does not apply to dividends paid to a Non-U.S. holder who provides an IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. federal income tax as if the Non-U.S. holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A corporate Non-U.S. holder receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower applicable treaty rate).

Gain on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock and Warrants

A Non-U.S. holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of its Class A Common Stock or Warrants (including an expiration of Warrants) unless:

•

the gain is effectively connected with the conduct by the Non-U.S. holder of a trade or business within the United States (and, under an applicable income tax treaty, is attributable to a United States permanent establishment or fixed base maintained by the Non-U.S. holder); or

•

we are or have been a “United States real property holding corporation” (a “USRPHC”) for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the Non-U.S. holder’s holding period for its Class A Common Stock, except if shares of Class A Common Stock are regularly traded on an established securities market and certain other conditions are met.

Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the Non-U.S. holder were a U.S. resident. Any gains described in the first bullet point above of a Non-U.S. holder that is treated as a foreign corporation for U.S. federal income tax purposes may also be subject to an additional “branch profits tax” imposed at a 30% rate (or lower treaty rate). If the second bullet point above applies to a Non-U.S. holder, gain recognized by such holder on the sale, exchange or other disposition of its securities will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of our securities from such holder may be required to withhold U.S. federal income tax at a rate of 15% of the amount realized upon such disposition. We will be classified as a USRPHC if the fair market value of our “United States real property interests” equals or exceeds 50% of the sum of the fair market value of our worldwide real property interests plus our other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. We believe we currently are not, and do not anticipate becoming, a USRPHC. However, because our status as a USPRHC depends on the composition our business assets, which may change, no assurance can be provided as to whether we would be treated as a USRPHC in any future year.

Exercise, Lapse, or Redemption of a Warrant

The characterization for U.S. federal income tax purposes of the exercise, redemption or lapse of a Warrant held by a Non-U.S. holder will generally correspond to the characterization described under “—U.S. Holders—Exercise, Lapse, or Redemption of a Warrant” above, although to the extent a cashless exercise or redemption results in a taxable exchange, the consequences would follow those described above in “—Gain or Loss on Sale, Taxable Exchange, or Other Taxable Disposition of Class A Common Stock and Warrants.”

Possible Constructive Distributions

The terms of each Warrant provide for an adjustment to the number of shares of Class A Common Stock for which the Warrant may be exercised or to the exercise price of the Warrant in certain events as discussed in the section of this prospectus captioned “Description of Securities —Warrants.” An adjustment which has the effect of preventing dilution generally is not taxable. Non-U.S. holders of the Warrants would, however, be treated as receiving a constructive distribution from us if, for example, the adjustment increases the Warrant holders’ proportionate interest in our assets or earnings and profits (for instance, through an increase in the number of shares of Class A Common Stock that would be obtained upon exercise or through a decrease in the exercise price of the Warrant) as a result of a distribution of cash or other property such as other securities to the holders of shares of our Class A Common Stock. Such constructive distribution to a Non-U.S. holder of Warrants would be treated as if such Non-U.S. holder had received a cash distribution from us equal to the fair market value of such increased interest (taxed as described above under “—Taxation of Distributions”). For certain informational reporting purposes, we are required to determine the date and amount of any such constructive distributions and publicly report such information or report such information to the IRS and holders of Warrants not exempt from information reporting. Proposed Treasury Regulations, which taxpayers may generally rely on prior to the issuance of final regulations, specify how the date and amount of constructive distributions are determined.

Information Reporting and Backup Withholding

Information returns generally will be filed with the IRS in connection with payments to a Non-U.S. holder of distributions on our Class A Common Stock. Proceeds from a sale or other taxable disposition of our securities within the United States or conducted through certain U.S.-related brokers may be subject to backup withholding or information reporting unless a Non-U.S. holder complies with certification procedures to establish that it is not a United States person. The certification procedures required to claim a reduced rate of withholding under a treaty generally will satisfy such certification requirements. Proceeds of a disposition of our securities conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a Non-U.S. holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA Withholding Taxes

Provisions commonly referred to as “FATCA” impose withholding of 30% on payments of dividends on our Class A Common Stock (or constructive dividends, if any, with respect to our Warrants), or (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, our securities paid (or deemed paid) to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by United States persons of interests in or accounts with those entities) have been satisfied by, or an exemption applies to, the payee (typically certified as to by the delivery of a properly completed IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Under certain circumstances, a Non-U.S. holder might be eligible for refunds or credits of such withholding taxes, and a Non-U.S. holder might be required to file a U.S. federal income tax return to claim such refunds or credits. FATCA withholding was scheduled to apply to payments of gross proceeds from the sale or other disposition of property that produces U.S.-source interest or dividends beginning on January 1, 2019, but on December 13, 2018, the IRS released proposed regulations that, if finalized in their proposed form, would eliminate the obligation to withhold on gross proceeds. Such proposed regulations also delayed withholding on certain other payments received from other foreign financial institutions that are allocable, as provided for under final Treasury Regulations, to payments of U.S.-source dividends, and other fixed or determinable annual or periodic income. Although these proposed Treasury Regulations are not final, taxpayers generally may rely on them until final Treasury Regulations are issued. However, there can be no assurance that final Treasury Regulations will provide the same exceptions from FATCA withholding as the proposed Treasury Regulations. Prospective investors should consult their tax advisors regarding the effects of FATCA on their investment in securities.

DESCRIPTION OF SECURITIES

Your rights as stockholders are governed by Delaware law and by our Charter and Bylaws. The following description of the material terms of our securities, including our common stock, reflects the state of affairs since completion of the Business Combination. We urge you to read the applicable provisions of Delaware law and the Charter and Bylaws carefully and in their entirety because they describe your rights as a holder of shares of our Class A Common Stock. Capitalized terms used in this “Description of Securities” but not defined in this registration statement shall have the meanings ascribed to them in the Charter or our bylaws, as applicable.

Authorized and Outstanding Capital Stock

Our Charter authorizes the issuance of 1,809,000,000 shares of all classes of our capital stock, consisting of:

•	1,700,000,000 shares of Class A Common Stock, par value $0.0001 per share;

•	9,000,000 shares of Class B Common Stock, par value $0.0001 per share; and

•	100,000,000 shares of preferred stock, par value $0.0001 per share.

As of September 1, 2023, there were 120,563,951 shares outstanding of FiscalNote Class A Common Stock, 8,290,921 shares of our Class B Common Stock outstanding, and 15,557,664 Warrants to purchase 24,334,218 shares of our Class A Common Stock.

Class A Common Stock

We have two classes of authorized common stock: our Class A Common Stock and our Class B Common Stock. Holders of our Class A Common Stock and our Class B Common Stock generally have the same rights except for voting and conversion.

Voting Rights

Class A Common Stock

Holders of our Class A Common Stock are entitled to one (1) vote for each share of Class A Common Stock held of record by such holder at all meetings of our stockholders and on all matters properly submitted to a vote of our stockholders generally.

Class B Common Stock

Holders of our Class B Common Stock are entitled to twenty-five (25) votes for each share of Class B Common Stock held of record by such holder at all meetings of our stockholders and on all matters properly submitted to a vote of our stockholders generally.

Stockholder Votes

Holders of our common stock generally will vote together as a single class on all matters submitted to a vote of our stockholders (including the election and removal of directors), unless otherwise provided in our Charter or required by applicable law. Any action or matter submitted to a vote of our stockholders will be approved if the number of votes cast in favor of the action or matter exceeds the number of votes cast in opposition to the action or matter, except that our directors will be elected by a plurality of the votes cast and that an affirmative vote of the holders of two-thirds (2/3) of the outstanding shares of our Class A Common Stock and Class B Common Stock, voting together as a single class, is required to amend our Charter or approve any change of control transaction. Our stockholders will not be entitled to cumulate their votes in the election of our directors.

Delaware law could require holders of a class of our capital stock to vote separately as a class on any proposed amendment of our Charter if the amendment would increase or decrease the par value of the shares of that class or would alter or change the powers, preferences or special rights of the shares of that class in a manner that affects them adversely.

Holders of our common stock will not be entitled to vote on any amendment to our Charter that relates solely to the terms of one or more series of our preferred stock and on which the holders of such affected series are entitled to vote, either separately as a class or together with the holders of one or more other series of our preferred stock, pursuant to our Charter or by applicable law.

Conversion

Optional Conversion

Each share of our Class B Common Stock is convertible on a one-to-one basis at the option of the holder thereof into a share of our Class A Common Stock upon written notice to us.

Automatic Conversion

Each share of our Class B Common Stock will automatically convert on a one-to-one basis into a share of our Class A Common Stock upon any of the following:

•	transfer by the holder, other than a Permitted Transfer;

•	the death or permanent disability of the holder;

•

the first date on which the number of outstanding shares of our Class B Common Stock represents less than fifty percent (50%) of the number of shares of our Class B Common Stock that were outstanding as of the consummation of the Business Combination;

•	the date specified by the affirmative vote of the holders of more than fifty percent (50%) of the then outstanding shares of our Class B Common Stock, voting as a separate class; and

•	the date that is seven (7) years from the consummation of the Business Combination.

Economic Rights

Except as otherwise expressly provided in our Charter or required by applicable law, shares of our Class A Common Stock and our Class B Common Stock have the same rights, powers and preferences and rank equally, share ratably and be identical in all respects as to all matters, including the following:

Dividends and Distributions; Rights upon Liquidation

Shares of our Class A Common Stock and our Class B Common Stock shall be treated equally, identically and ratably, on a per share basis, with respect to any dividends or distributions as may be declared and paid from time to time by the Board out of any of our assets or funds of legally available therefor; provided, however, that, if a dividend is paid in the form of our shares (or options, warrants or other rights to acquire shares) common stock, then holders of our Class A Common Stock will receive shares (or options, warrants or other rights to acquire shares) of our Class A Common Stock and holders of our Class B Common Stock will receive shares (or options, warrants or other rights to acquire shares) of our Class B Common Stock.

Notwithstanding the foregoing, the Board may pay or make a disparate dividend or distribution per share of our Class A Common Stock or our Class B Common Stock (whether in the amount of such dividend or distribution payable per share, the form in which such dividend or distribution is payable, the timing of the payment, or otherwise) if such disparate dividend or distribution is approved by the affirmative vote of the holders of a majority of the outstanding shares of our Class A Common Stock and our Class B Common Stock, each voting separately as a class.

Upon the dissolution, distribution of assets, liquidation or winding up of the Company, whether voluntary or involuntary, after payment or provision for payment of our debts and other liabilities, holders of our Class A Common Stock and our Class B Common Stock will be entitled to receive ratably all of our assets available for distribution to our stockholders unless disparate or different treatment is approved by the affirmative vote of the holders of a majority of the outstanding shares of our Class A Common Stock and our Class B Common Stock, each voting separately as a class.

Subdivisions, Combinations and Reclassifications

If we subdivide or combine any class of our common stock with any other class of our common stock, then each class of our common stock must be subdivided or combined in the same proportion and manner, unless otherwise approved by the affirmative vote of the holders of a majority of each of the outstanding shares of our Class A Common Stock, and the outstanding shares of our Class B Common Stock, each voting separately as a class.

Mergers and Other Extraordinary Transactions

Our Charter provides that, in the case of any distribution or payment in respect of the shares of our Class A Common Stock or our Class B Common Stock, or any consideration into which such shares are converted, upon our consolidation or merger with or into any other entity, such distribution, payment or consideration that the holders of shares of our Class A Common Stock or Class B Common Stock have the right to receive, or the right to elect to receive, shall be made ratably on a per share basis among the holders of our Class A Common Stock and our Class B Common Stock as a single class; provided, however, that shares of such classes may receive, or have the right to elect to receive, different or disproportionate distribution, payment or consideration in connection with such consolidation, merger or other transaction in order to reflect the special rights, powers and privileges of holders of shares of our Class B Common Stock, or such other rights, powers, privileges or other terms that are no more favorable, in the aggregate, to the holders of our Class B Common Stock relative to the holders of our Class A Common Stock than those contained in our Charter.

Additionally, our Charter prohibits us from entering into any agreement with respect to a tender or exchange offer by a third party unless such agreement provides for consideration to be paid or distributed to, or rights to be received by, our stockholders in the manner provided in the paragraph immediately above.

Transfer Restrictions

Registration Rights

Certain of our stockholders were parties to a registration rights agreement with us that became effective upon the consummation of the Business Combination. The registration rights agreement grants certain of our stockholders the right to require, subject to certain conditions and limitations, that we register for resale securities held by such stockholders and certain “piggyback” registration rights with respect to registrations initiated by us. The registration of shares of our Class A Common Stock pursuant to the exercise of the registration rights provided under the registration rights agreement would enable the applicable stockholders to resell such shares without restriction under the Securities Act when the applicable registration statement is declared effective. We will bear the expenses incurred in connection with the filing of any registration statements pursuant to the registration rights agreement.

Other Rights

Our Charter and the Bylaws do not provide for any preemptive or subscription rights with respect to our common stock, and there are no redemption or sinking fund provisions applicable to our common stock. All the outstanding shares of our common stock are validly issued, fully paid and non-assessable.

Preferred Stock

Our Charter authorizes the Board, to the fullest extent permitted by applicable law, to issue up to an aggregate of 100,000,000 shares of our preferred stock in one or more series from time to time by resolution, without further action by our stockholders, and to fix the powers (which may include full, limited or no voting power), designations, preferences and relative, participating, optional or other special rights, if any, of the shares of each such series (which rights may be greater than the rights of any or all of the classes of our common stock) and any qualifications, limitations or restrictions thereof. The issuance of our preferred stock could adversely affect the voting power of holders of our common stock and the likelihood that such holders will receive dividend payments or payments upon liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deterring or preventing a change of control or other corporate action. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.

Election, Appointment and Removal of Directors

Our Charter provides for the election of directors at a meeting of stockholders in which a quorum is present by the affirmative vote of a plurality of the votes cast by stockholders entitled to vote.

Subject to the rights of holders of any series of preferred stock to elect directors, our number of directors of shall be fixed from time to time by the Board, provided that unless otherwise approved by the Requisite Stockholder Consent, the number of directors shall be no less than five (5) and not exceed twelve (12).

Subject to the rights of the holders of any series of preferred stock, no director may be removed from office except for cause and only with and immediately upon the Requisite Stockholder Consent.

Our Charter provides that vacant directorships, including vacancies resulting from any increase in the total number of directors constituting the Board, may be filled (i) prior to the Voting Threshold Date, solely by our stockholders with the Requisite Stockholder Consent unless any such vacancy remains unfilled for at least sixty (60) days, in which case it may also be filled by the affirmative vote of a majority of the total number of directors then in office, even if less than a quorum, or by a sole remaining director; or (ii) on or after the Voting Threshold Date solely by the affirmative vote of a majority of the total number of directors then in office, even if less than a quorum, or by a sole remaining director.

Committees of the Board of Directors

Pursuant to the Bylaws of FiscalNote, the Board may establish one or more committees to which may be delegated any or all of the powers and duties of the Board to the full extent permitted by law. The Board established and will maintain an audit committee, a governance committee and a compensation committee, and may establish such other committees as it determines from time to time.

Anti-Takeover Effects of our Charter and Bylaws

Our Charter and Bylaws contain certain provisions that may delay, discourage or impede efforts by another person or entity to acquire control of us. We believe that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons or entities seeking to acquire control of us to first negotiate with the Board, which we believe may result in improvement of the terms of any such acquisition in favor of our stockholders. However, these provisions also give the Board the power to discourage acquisitions that some stockholders may favor.

These provisions may have the effect of deterring hostile takeovers or delaying or preventing changes of control of the Company or our management such as a merger, reorganization or tender offer. These provisions are intended to enhance the likelihood of continued stability in the composition of the Board and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of the Company and to reduce our vulnerability to an unsolicited acquisition proposal. These provisions are also intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, may inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts. Such provisions may also have the effect of preventing changes in management.

Authorized but Unissued Capital Stock

The authorized but unissued shares of our common stock and our preferred stock will be available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of the securities exchange on which our equity securities are then listed for trading. These additional shares of capital stock may be used for a variety of corporate purposes, including growth acquisitions, corporate finance transactions, and issuances under the 2022 Plan and ESPP. The existence of authorized but unissued and unreserved capital stock could discourage or impede an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise.

Amendment of Charter or Bylaws

The DGCL generally provides that the affirmative vote of a majority of the outstanding shares entitled to vote on amendments to a corporation’s certificate of incorporation or bylaws is required to approve such amendment, unless a corporation’s certificate of incorporation or bylaws, as applicable, imposes a higher voting standard.

Our Charter provides that an affirmative vote of the holders of two-thirds (2/3) of the outstanding shares of our Class A Common Stock and our Class B Common Stock, voting together as a single class, is required to amend the Charter or approve any change of control transaction.

Dual-Class Structure

As described above, our Charter provides for a dual-class stock structure, which gives the holders of Class B Common Stock and certain of their affiliated entities and trusts, for so long as they continue to collectively beneficially own shares representing a majority of the voting power of all of the outstanding shares of our capital stock , significant influence over all matters requiring stockholder approval, including the election of our directors and significant corporate transactions, such as a merger or other sale of the Company or all or substantially all of our assets. See “— Class A Common Stock — Voting Rights.”

Classified Board

The Board is divided into three classes, designated as Class I, Class II and Class III. The directors elected to Class I will hold office for a term expiring at the annual meeting of stockholders in 2026; the directors elected to Class II will hold office for a term expiring at the annual meeting of stockholders in 2024; and the directors elected to Class III will hold office for a term expiring at the annual meeting of stockholders in 2025. This may make the removal of management more difficult and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our securities.

Special Meetings of Stockholders

Our Charter permits special meetings of our stockholders to be called only by the Board, the chairman of the Board, our chief executive officer, or, at any time at the request of our stockholders collectively holding voting power sufficient to provide the Requisite Stockholder Consent. These provisions might delay the ability of our stockholders to force consideration of a proposal or to take any action, including with respect to the removal of any of our directors from office.

Advance Notice Requirement for Stockholder Proposals and Director Nominations

The Bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of candidates for election to the Board. In order for any matter to be “properly brought” before a meeting (and thereby considered or acted upon at such meeting), a stockholder will have to comply with certain advance notice requirements and provide us with certain information. Stockholders at an annual meeting will only be permitted to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the Board or by a stockholder of record on the record date for the meeting who is entitled to vote at the meeting and has delivered a timely notice, in the form and manner specified in the Bylaws, of such stockholder’s intention to bring such business before the meeting. These provisions might preclude our stockholders from bringing matters before our annual meeting of stockholders or from nominating candidates for election to the Board, or might discourage or impede an attempt by a potential acquirer of the Company to conduct a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise obtain control of us.

Warrants

Legacy FiscalNote Warrants

At the effective time of the Business Combination, each warrant to purchase shares of Legacy FiscalNote capital stock (each, a “Legacy FiscalNote Warrant”) that was outstanding and unexercised immediately prior to the effective time of the Business Combination was assumed by us and converted into a warrant to purchase shares of our Class A Common Stock on the same terms and subject to the same conditions (including as to vesting and exercisability) as were in effect with respect to such Legacy FiscalNote Warrants immediately prior to the effective time, with appropriate adjustments to the number of shares of our Class A Common Stock underlying such warrant and the exercise price applicable thereto to account for the Business Combination.

DSAC Warrants

At the effective time of the Domestication, each warrant to purchase DSAC ordinary shares (each, a “DSAC warrant”) that was issued and outstanding immediately prior to the effective time of the Domestication and not terminated pursuant to its terms was converted into a warrant to purchase shares of FiscalNote Class A Common Stock on the same terms and conditions (including as to vesting and exercisability) as were in effect with respect to such DSAC warrant immediately prior to such effective time.

As of September 1, 2023, there are outstanding an aggregate of 15,557,664 Warrants to acquire 24,334,218 shares of our Class A Common Stock, which comprise 7,000,000 Private Warrants held by the Sponsor, 8,358,964 Public Warrants, 118,700 Legacy FiscalNote Warrants and 80,000 warrants issued pursuant to Amendment No. 1 to our New Senior Term Loan.

Public Warrants

In connection with the Business Combination, each previously outstanding Warrant was adjusted to entitle the holder to purchase 1.571 shares of Class A Common Stock at a price of $11.50 per 1.571 shares, or $7.32 per share (such adjustment, the “Warrant Adjustment”)

Each whole Warrant entitles the registered holder to purchase one share of our Class A Common Stock at a price of $7.32 per share, subject to further adjustment as discussed below, provided that we have an effective registration statement under the Securities Act covering our Class A Common Stock issuable upon exercise of the Warrants and a current prospectus relating to such our Class A Common Stock is available (or we permit holders to exercise their respective Warrants on a cashless basis under the circumstances specified in the Warrant Agreement) and such shares are registered, qualified or exempt from registration under the securities, or blue sky laws of the state of residence of the holder. Pursuant to the Warrant Agreement a holder may exercise its Warrants only for a whole number of shares of our Class A Common Stock. This means only a whole Warrant may be exercised at a given time by a Warrant holder. The Warrants will expire five years after the completion of the Business Combination, at 5:00 p.m., New York City time, or July 29, 2027, or earlier upon redemption or liquidation.

Redemption of Warrants when the price per share of Class A Common Stock equals or exceeds $11.45:

We may call the outstanding Warrants for redemption (except as described herein with respect to the Private Warrants):

•	in whole and not in part;

•	at a price of $0.01 per Warrant;

•	upon a minimum of 30 days’ prior written notice of redemption to each Warrant holder; and

•

if, and only if, the last reported sale price of the Class A Common Stock for any 20 trading days within a 30-trading day period ending three business days before the Company sends to the notice of redemption to the Warrant holders (the “Reference Value”) equals or exceeds $11.45 per share (as adjusted for share sub-divisions, share dividends, reorganizations, recapitalizations, changes in exercise price and the like).

Redemption of Warrants when the price per share of Class A Common Stock equals or exceeds $6.36:

We may redeem the outstanding Warrants:

•	in whole and not in part;

•

at $0.10 per Warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their Warrants on a cashless basis prior to redemption and receive that number of Class A Common Stock to be determined by reference to an agreed table based on the redemption date and the “fair market value” of Class A Common Stock;

•	if, and only if, the Reference Value equals or exceeds $6.36 per share (as adjusted for share sub-divisions, share dividends, reorganizations, recapitalizations and the like); and

•

if the Reference Value is less than $11.45 per share (as adjusted for share sub-divisions, share dividends, reorganizations, recapitalizations, changes in exercise price and the like), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above.

We may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the Warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the Warrants, each Warrant holder will be entitled to exercise his, her or its Warrant prior to the scheduled redemption date. However, the price of our Class A Common Stock may fall below the $11.45 redemption trigger price (as adjusted for stock sub-divisions, stock capitalizations, reorganizations, recapitalizations, changes in exercise price and the like) as well as the $7.32 Warrant exercise price per share after the redemption notice is issued.

During the period beginning on the date the notice of redemption is given, holders may elect to exercise their Warrants on a cashless basis. The numbers in the table below represent the number of shares of FiscalNote Class A Common Stock that a Warrant holder will receive upon such cashless exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of FiscalNote Class A Common Stock on the corresponding redemption date (assuming holders elect to exercise their Warrants and such Warrants are not redeemed for $0.10 per Warrant), determined for these purposes based on volume weighted average price of FiscalNote Class A Common Stock during the ten trading days immediately following the date on which the notice of redemption is sent to the holders of Warrants, and the number of months that the corresponding redemption date precedes the expiration date of the Warrants, each as set forth in the table below. We will provide our Warrant holders with the final fair market value no later than one business day after the 10-trading day period described above ends.

The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a Warrant or the exercise price of a Warrant is adjusted as set forth under the Warrant Agreement. If the number of shares issuable upon exercise of a Warrant is adjusted, the adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a Warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a Warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a Warrant. If the exercise price of a Warrant is adjusted pursuant to Section 4.1 of the Warrant Agreement, the adjusted share prices in the column headings will equal the unadjusted share price less the decrease in the exercise price of a Warrant pursuant to such exercise price adjustment.

Redemption Date (period to expiration of warrants)	≤ $6.36	$7.00	$7.64	$8.27	$8.91	$9.55	$10.18	$10.82	≥ $11.45
60 months	0.410	0.442	0.467	0.489	0.509	0.530	0.547	0.563	0.567
57 months	0.404	0.435	0.462	0.487	0.509	0.530	0.547	0.563	0.567
54 months	0.396	0.427	0.457	0.482	0.506	0.526	0.545	0.561	0.567
51 months	0.387	0.421	0.451	0.478	0.503	0.523	0.544	0.561	0.567
48 months	0.379	0.413	0.445	0.473	0.498	0.522	0.541	0.559	0.567
45 months	0.369	0.405	0.438	0.468	0.495	0.519	0.539	0.559	0.567
42 months	0.358	0.396	0.431	0.462	0.490	0.515	0.537	0.558	0.567
39 months	0.347	0.387	0.423	0.456	0.486	0.511	0.534	0.556	0.567
36 months	0.335	0.376	0.413	0.448	0.479	0.508	0.533	0.555	0.567
33 months	0.322	0.365	0.404	0.440	0.473	0.503	0.530	0.553	0.567
30 months	0.308	0.352	0.393	0.431	0.467	0.497	0.526	0.552	0.567
27 months	0.291	0.336	0.380	0.421	0.457	0.492	0.522	0.550	0.567
24 months	0.272	0.321	0.366	0.409	0.448	0.484	0.517	0.547	0.567
21 months	0.253	0.303	0.350	0.396	0.438	0.478	0.512	0.545	0.567
18 months	0.229	0.281	0.332	0.380	0.426	0.468	0.506	0.542	0.567
15 months	0.204	0.258	0.310	0.361	0.412	0.457	0.498	0.537	0.567
12 months	0.174	0.229	0.284	0.339	0.393	0.443	0.490	0.533	0.567
9 months	0.141	0.196	0.255	0.313	0.372	0.427	0.479	0.528	0.567
6 months	0.102	0.156	0.215	0.280	0.344	0.407	0.465	0.520	0.567
3 months	0.053	0.102	0.163	0.236	0.310	0.382	0.449	0.512	0.567
0 months	—	—	0.066	0.181	0.281	0.366	0.442	0.508	0.567

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of Class A Common Stock to be issued for each Warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the volume weighted average price of Class A Common Stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the Warrants is $9.55 per share, and at such time there are 57 months until the expiration of the Warrants, holders may choose to, in connection with this redemption feature, exercise their Warrants for 0.530 shares of Class A Common Stock for each whole Warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume weighted average price of Class A Common Stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the Warrants is $8.31 per share, and at such time there are 38 months until the expiration of the Warrants, holders may choose to, in connection with this redemption feature, exercise their Warrants for 0.468 shares of Class A Common Stock for each whole Warrant. In no event will the Warrants be exercisable in connection with this redemption feature for more than 0.567 shares of Class A Common Stock per Warrant (subject to adjustment). Finally, as reflected in the table above, if the Warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by us pursuant to this redemption feature, since they will not be exercisable for any shares of Class A Common Stock.

This redemption feature differs from the typical Warrant redemption features, which typically only provide for a redemption of Warrants for cash (other than the Private Warrants) when the trading price for the applicable common stock exceeds $11.45 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding Warrants to be redeemed when the shares of Class A Common Stock are trading at or above $6.36 per share, which may be at a time when the trading price of Class A Common Stock is below the exercise price of the Warrants. We have established this redemption feature to provide us with the flexibility to redeem the Warrants without the Warrants having to reach the $11.45 per share threshold set forth above under “—Redemption of Warrants when the price per share of Class A Common Stock equals or exceeds $11.45.” Holders choosing to exercise their Warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their Warrants based on an option pricing model with a fixed volatility input. This redemption right provides us with an additional mechanism by which to redeem all of the outstanding Warrants, and therefore have certainty as to our capital structure as the Warrants would no longer be outstanding and would have been exercised or redeemed. We will be required to pay the applicable redemption price to Warrant holders if we choose to exercise this redemption right and it will allow us to quickly proceed with a redemption of the Warrants if we determine it is in our best interest to do so. As such, we would redeem the Warrants in this manner when we believe it is in our best interest to update our capital structure to remove the Warrants and pay the redemption price to the Warrant holders.

As stated above, we can redeem the Warrants when the Class A Common Stock are trading at a price starting at $6.36, which is below the exercise price of $7.32 per share, because it will provide certainty with respect to our capital structure and cash position while providing Warrant holders with the opportunity to exercise their Warrants on a cashless basis for the applicable number of shares. If we choose to redeem the Warrants when the shares of Class A Common Stock are trading at a price below the exercise price of the Warrants, this could result in the Warrant holders receiving fewer shares of Class A Common Stock than they would have received if they had chosen to exercise their Warrants for shares of Class A Common Stock if and when such shares of Class A Common Stock were trading at a price higher than the exercise price of $7.32 per share.

No fractional shares of Class A Common Stock will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of shares of Class A Common Stock to be issued to the holder. If, at the time of redemption, the Warrants are exercisable for a security other than the shares of Class A Common Stock pursuant to the Warrant Agreement, the Warrants may be exercised for such security. At such time as the Warrants become exercisable for a security other than the shares of Class A Common Stock, we will use our commercially reasonable efforts to register under the Securities Act the security issuable upon the exercise of the Warrants.

The foregoing description of the Warrant Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the Warrant Agreement, which is attached as Exhibit 4.1 to the registration statement of which prospectus forms a part and is incorporated herein by reference.

Redemption Procedures and Cashless Exercise

If we call the Warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise his, her or its Warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their Warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of Warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of our Class A Common Stock issuable upon the exercise of its Warrants. If our management takes advantage of this option, all holders of Warrants would pay the exercise price by surrendering their Warrants for that number of shares of our Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of our Class A Common Stock underlying the Warrants, multiplied by the excess of the “fair market value” of our Class A Common Stock over the exercise price of the Warrants by (y) the fair market value. The “fair market value” will mean the average reported closing price of our Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of our Class A Common Stock to be received upon exercise of the Warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a Warrant redemption.

We believe this feature is an attractive option to use if we do not need the cash from the exercise of the Warrants. If we call our Warrants for redemption and our management does not take advantage of this option, the holders of the private placement Warrants and their permitted transferees would still be entitled to exercise their private placement Warrants for cash or on a cashless basis using the same formula described above that other Warrant holders would have been required to use had all Warrant holders been required to exercise their Warrants on a cashless basis, as described in more detail below.

A holder of a Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the Warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of our Class A Common Stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of our Class A Common Stock is increased by a share capitalization payable in shares of our Class A Common Stock, or by a split-up of common stock or other similar event, then, on the effective date of such share capitalization, split-up or similar event, the number of shares of our Class A Common Stock issuable on exercise of each Warrant will be increased in proportion to such increase in the outstanding shares of our common stock. A rights offering to holders of common stock entitling holders to purchase our Class A Common Stock at a price less than the fair market value will be deemed a share capitalization of a number of shares of our Class A Common Stock equal to the product of (i) the number of shares of our Class A Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for our A Common Stock) and (ii) the quotient of (x) the price per share of our Class A Common Stock paid in such rights offering and (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for shares of our Class A Common Stock, in determining the price payable for our Class A Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of shares of our Class A Common Stock as reported during the 10-trading day period ending on the trading day prior to the first date on which the our Class A Common Stock trades on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the Warrants are outstanding and unexpired, pay a dividend or makes a distribution in cash, securities or other assets to the holders of our Class A Common Stock on account of such our Class A Common Stock (or other securities into which the Warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, or (c) to satisfy the redemption rights of the holders of Class A Common Stock in connection with the Business Combination, then the Warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of our Class A Common Stock in respect of such event.

If the number of outstanding shares of our Class A Common Stock is decreased by a consolidation, combination or reclassification of our Class A Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of shares of our Class A Common Stock issuable on exercise of each Warrant will be decreased in proportion to such decrease in outstanding share of our Class A Common Stock.

Whenever the number of shares of our Class A Common Stock purchasable upon the exercise of the Warrants is adjusted, as described above, the Warrant exercise price will be adjusted by multiplying the Warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of our Class A Common Stock purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of our Class A Common Stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding our Class A Common Stock (other than those described above or that solely affects the par value of such our Class A Common Stock), or in the case of any merger or consolidation of the Company with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our issued and outstanding Class A Common Stock), or in the case of any sale or conveyance to another corporation or entity of our assets or other property as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the our Class A Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of our Class A Common Stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Warrants would have received if such holder had exercised their Warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of our Class A Common Stock in such a transaction is payable in the form of our Class A Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Warrant properly exercises the Warrant within thirty (30) days following public disclosure of such transaction, the Warrant exercise price will be reduced as specified in the Warrant Agreement based on the Black-Scholes Warrant Value (as defined in the Warrant Agreement) of the Warrant. The purpose of such exercise price reduction is to provide additional value to holders of the Warrants when an extraordinary transaction occurs during the exercise period of the Warrants pursuant to which the holders of the Warrants otherwise do not receive the full potential value of the Warrants.

The Public Warrants were issued in registered form under the Warrant Agreement. The Warrant Agreement provides that the terms of the Warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or correct any defective provision, or mistake, including to conform the provisions of the Warrant Agreement to the description of the terms of the Warrants and the Warrant Agreement set forth herein, (ii) adjusting the provisions relating to cash dividends on our Class A Common Stock as contemplated by and in accordance with the Warrant Agreement or (iii) adding or changing any provisions with respect to matters or questions arising under the Warrant Agreement as the parties to the Warrant Agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the Warrants. All other modifications or amendments, including any amendment to the terms of only the Private Warrants, requires the approval of at least 65% of the holders of the then outstanding Public Warrants.

The Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of Warrants being exercised. The Warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their Warrants and receive our Class A Common Stock. After the issuance of our Class A Common Stock upon exercise of the Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Private Placement Warrants

The Private Warrants are not redeemable by us for cash so long as they are held by the Sponsor, members of the Sponsor or their permitted transferees.

The initial purchasers of the Private Warrants, or their permitted transferees, have the option to exercise the Private Warrants on a cashless basis. Except as described in this section, the Private Warrants have terms and provisions that are identical to those of the Public Warrants sold in the Business Combination, including that they may be redeemed for shares of our Class A Common Stock. If the Private Warrants are held by holders other than the Sponsor or their permitted transferees, the Private Warrants are redeemable by us and exercisable by the holders on the same basis as the Public Warrants included in the units sold in the Business Combination.

Exclusive Forum

Our Charter provides that, unless we otherwise consent in writing, the Court of Chancery (the “Chancery Court”) of the State of Delaware (or, in the event that the Chancery Court does not have subject matter jurisdiction, another state or federal court located within the State of Delaware) will, to the fullest extent permitted by law, be the sole and exclusive forum for resolution of (a) any derivative action or proceeding brought on our behalf (b) any action asserting a claim of breach of a fiduciary duty owed by, or any other wrongdoing by, any current or former director, officer, other employee or stockholder of ours, (c) any action asserting a claim against us arising pursuant to any provision of the DGCL, our Charter or Bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery, (d) any action to interpret, apply, enforce or determine the validity of any provisions of our Charter or the Bylaws, or (e) any other action asserting a claim governed by the internal affairs doctrine.

Notwithstanding the foregoing, unless we otherwise consent in writing, the federal district courts of the United States will be the exclusive forum for the resolution of any action, claim or proceeding arising under the Securities Act of 1933, as amended.

This provision will not apply to claims arising under the Exchange Act or other federal securities laws for which there is exclusive federal jurisdiction.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors and stockholders of corporations for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. Our Charter includes a provision that eliminates, to the fullest extent permitted by the DGCL (as currently in effect or as it may in the future be amended), the personal liability of our directors for damages for any breach of fiduciary duty as a director.

Our Charter provides that, to the fullest extent permitted by the DGCL (as currently in effect or as it may in the future be amended), we must indemnify and hold harmless and advance expenses to any of its directors and officers who is involved in any action, suit or proceeding by reason of the fact that he or she is or was a director or officer of ours or, while serving as a director or officer of ours, is or was serving at our request as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity. We also are expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for our directors, officers, and certain employees for some liabilities. We believe that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability, advancement and indemnification provisions in our Charter and Bylaws may discourage stockholders from bringing lawsuits against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against our directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment in us may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officer pursuant to these indemnification provisions.

There is currently no pending material litigation or proceeding involving any of our directors, officers, or employees for which indemnification is sought.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, our stockholders have appraisal rights in connection with a merger or consolidation of the Company. Pursuant to the DGCL, stockholders who properly demand and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders’ Derivative Actions

Under the DGCL, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of our shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.

Transfer Agent and Warrant Agent

Continental Stock Transfer & Trust Company is the transfer agent for our Class A Common Stock and the warrant agent for our Warrants.

Listing of Our Class A Common Stock and Our Public Warrants

Our Class A Common Stock and Public Warrants are currently listed on the New York Stock Exchange (“NYSE”) and trade under the symbols “NOTE” and “NOTE.WS”, respectively. On September 15, 2023, the closing price of our Class A Common Stock was $2.16 per share and the closing price of our Public Warrants was $0.24 per Public Warrant.

LEGAL MATTERS

Paul Hastings, LLP, Washington, District of Columbia, has passed upon the validity of any securities offered by this prospectus.

EXPERTS

The consolidated financial statements of FiscalNote Holdings, Inc. (which is also known as FiscalNote Intermediate Holdco, Inc. as of December 31, 2021), as of December 31, 2022 and 2021 and for each of the years in the two-year period ended December 31, 2022 incorporated in this Prospectus by reference from the FiscalNote Holdings, Inc. Annual Report on Form 10-K for the year ended December 31, 2022 have been audited by RSM US LLP, an independent registered public accounting firm, as stated in their report thereon which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of ASC 842, Leases, incorporated herein by reference, and have been incorporated in this Prospectus and Registration Statement in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

The registration statement of which this prospectus and any applicable prospectus supplement forms a part, including the attached exhibits and schedules, contains additional relevant information about us and our capital stock. This prospectus does not contain all of the information included in the registration statement. For further information pertaining to us and our securities, you should refer to the registration statement and our exhibits.

In addition, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public on a website maintained by the SEC located at www.sec.gov. We also maintain a website at www.fiscalnote.com. Through our website, we make available, free of charge, annual, quarterly and current reports, proxy statements and other information as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference much of the information we file with the SEC, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference in this prospectus or any applicable prospectus supplement is considered to be part of this prospectus and any prospectus supplement. Because we are incorporating by reference future filings with the SEC, this prospectus is continually updated and those future filings may modify or supersede some of the information included or incorporated in this prospectus and any applicable prospectus supplement. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus, any prospectus supplement or in any document previously incorporated by reference herein or therein have been modified or superseded. This prospectus incorporates by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (in each case, other than those documents or the portions of those documents not deemed to be filed) until the offering of the securities offered hereby is terminated or completed:

•

our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on March  28, 2023, including applicable portions of our definitive Proxy Statement on Schedule 14A, filed with the SEC on April 19, 2023;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, filed with the SEC on May 15, 2023;

•	our Quarterly Report on Form 10-Q for the quarter ended June 30, 2023, filed with the SEC on August 9, 2023;

•	our Current Reports on Form 8-K, filed with the SEC on January 27, 2023, January 27, 2023, March 20, 2023, April 6, 2023, May 17, 2023, June 12, 2023, and July 3, 2023; and

•

the description of our common stock which is contained in a registration statement on Form 8-A filed on July 29, 2022 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

In addition, all reports and other documents we may file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the registration statement of which this prospectus forms a part, and prior to effectiveness of such registration statement, shall be deemed to be incorporated by reference into this prospectus.

You may request a free copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) by writing or telephoning us as follows:

FiscalNote Holdings, Inc.

Timothy Hwang

1201 Pennsylvania Avenue, N.W., 6th Floor

Washington, D.C. 20004

(202) 793-5300